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                                                                     EXHIBIT 4.1

                                                 GRUPPE 3G ASSOCIATION AGREEMENT


THIS AGREEMENT is made on August 16, 2000

BETWEEN: THE PERSONS LISTED IN SCHEDULE 1

WHEREAS:

(A) The Shareholders (or members of their respective Groups) and a third party entered into an Association Agreement dated 28th April 2000 (the "ASSOCIATION AGREEMENT") concerning the establishment of the Company as their joint venture vehicle for the purposes of participating in the Auction.

(B) The third party has ceased to be a shareholder in the Company and, consequently has ceased to be a party to the Association Agreement.

(C) The remaining Shareholders wish to record in more detail the terms of their relationship and to take into account of the exit of the third party as referred to in Recital (B).

(D) This agreement (the "Agreement"), together with the Articles of Association, sets out, inter alia, the terms upon which the Company is to participate in the Auction (as defined hereunder); the manner in which the Shareholders are to provide funding to the Company; the manner in which the business and affairs of the Company are to be managed; and the relationships between Shareholders and between the Shareholders and the Company.

(E) Each Guarantor has agreed to guarantee the obligations of its Guaranteed Shareholder under this agreement.

IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     In this Agreement:

     "ACCOUNT"                          means account number 0392182400 at
                                        Berliner Bank AG 10020000 (bank code);

     "ACCOUNTING PERIOD"                means the period commencing on first of
                                        January in any year and ending on
                                        December 31 in that year or such other
                                        accounting period as may be adopted by
                                        the Company;

     "ADVISORY BOARD MEMBER"            means those persons at the relevant
                                        time who were appointed by the
                                        Shareholders in accordance with the
                                        Articles of Association to the Advisory
                                        Board;

     "ADVISORY BOARD"                   means the advisory board of the Company
                                        to be established pursuant to the
                                        Articles of Association;


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     "AFFILIATE"                        Has the meaning as defined in Section 15
                                        of the German Stock Corporation Act
                                        (whereby a 50% participation qualifies
                                        as being majority owned);

     "AGREED FORM"                      in relation to any document means that
                                        document in a form agreed by the
                                        Shareholders and initialled for the
                                        purposes of identification by or on
                                        behalf of the Shareholders;

     "AGREED RATE"                      means EURIBOR plus 2% per cent. per
                                        annum;

     "ARTICLES OF ASSOCIATION"          means the Articles of Association of the
                                        Company, in the Agreed Form, adopted by
                                        the Company in accordance with clause
                                        2.2;

     "AUCTION"                          means the Auction for third generation
                                        mobile telephony spectrum licences
                                        pursuant to section 11 (4) of the German
                                        Telecommunications Act and as described
                                        in the Rulings;

     "AUTHORISED REPRESENTATIVES"       means the authorised representatives by
                                        each CEO, appointed pursuant to clause
                                        3.4(B);

     "BIDDER"                           means any bidder taking part in the
                                        Auction;

     "BUDGET" means from time to time the budget for the Company for each Accounting Period adopted by the Company in accordance with the Articles of Association;

     "BUSINESS"                         Means the business of the Company, as
                                        more particularly described in Clause
                                        2.1

     "BUSINESS DAY"                     means a day (other than a Saturday or
                                        Sunday) on which banks are open for
                                        business (other than solely for trading
                                        and settlement in euro) in Germany;

     "BUSINESS PLAN"                    means the business plan for the Company
                                        and OpCo for the period up to and
                                        including three years, in the Agreed
                                        Form and any subsequent or amended
                                        business plan for the Company prepared
                                        in accordance with clause 7 and adopted
                                        by the Company in accordance with the
                                        Articles of Association;

     "COMPANY"                          Means Marabu (Group 3G GmbH), a German
                                        limited company registered under HRB
                                        73714 at the Commercial Register of the
                                        local court of Charlottenburg with its
                                        registered seat in Berlin;

     "COMPULSORY OFFER"                 has the meaning set out in clause
                                        5.2(A);

     "COMPULSORY TRANSFER NOTICE"       has the meaning set out in clause 5.2(B)

     "CONTRIBUTION"                     means, in relation to a Shareholder, the
                                        proportion of the Licence Fee payable by that Shareholder to the Company, such proportion


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                                        to be equal to the Percentage Interest
                                        of that Shareholder;

     "CONTROL"                          in relation to a body corporate means
                                        the ability of a person to ensure that
                                        the activities and business of that body corporate are conducted in accordance with the wishes of that person, and a person shall be deemed to have Control of a body corporate if that person possesses or is entitled to acquire the majority of the issued share capital or the voting rights in that body corporate or the right to receive the majority of the income of that body corporate on any distribution by it of all of its income or the majority of its assets on a winding up;

     "COSTS"                            has the meaning set out in clause
                                        3.2(D);

     "CURRENT AGREED BID PRICE"         means in relation to the Licence, the
                                        amount designated in the Current CEOs'
                                        Bid Letter to be paid by the Company in
                                        respect of that Licence

     "CURRENT CEOs' BID LETTER"         means the latest of:-
                                        (i)  the Initial CEOs' Bid Letter; and
                                        (ii) the latest Revised CEOs' Bid
                                             Letter;

     "DEFAULTING CONTRIBUTOR"           has the meaning set out in clause 6.3;

     "DEPOSIT"                          means the deposit to be paid by the
                                        Company in compliance with the Rulings;

     "EURIBOR"                          Shall be set by reference to Tolerate
                                        page 248 (or any applicable substitute
                                        page).

     "EXCESS BID PRICE"                 means in relation to the Licence, the
                                        amount designated in a Revised CEOs' Bid
                                        Letter as being the price be paid by the Company in respect of the Licence as determined in accordance with clause
                                        3.5;

     "EXCESS BIDDER"                    means a Shareholder who is identified in
                                        a Revised CEOs' Bid Letter as committed
                                        to making an Excess Bid;

     "FREQUENCY BLOCK"                  means one of the abstract blocks of
                                        spectrum each comprising 2x5 MHz
                                        (paired) in the first stage of the
                                        auction and 1x5 MHz (unpaired) in the
                                        second stage of the auction, as
                                        determined under Ruling 13/2000, No.
                                        4.1;

     "GERMAN GAAP"                      means sound accounting practice
                                        according to the German Commercial Code;

     "GROUP" in relation to any person (the "relevant person"), means (i) the Ultimate Parent Company and Subsidiaries for the time being of the relevant person, and (ii) any Subsidiary of any such Ultimate Parent Company, provided that where used in connection with the Company the term "Group" shall mean the


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                                        Company and its Subsidiaries;

     "GUARANTEED SHAREHOLDER"           means, in respect of a Guarantor, the
                                        Shareholder listed in Schedule 1 (Part
                                        B) set opposite the name of that
                                        Guarantor or any permitted transferee of the Shares held by such Shareholder in accordance with the terms of this agreement or the Articles of
                                        Association;

     "GUARANTORS"                       means the persons listed in Column 1 of
                                        Schedule 1 (Part B);

     "INITIAL AGREED BID PRICE"         means, in relation to the Licence, the
                                        amount designated in the Initial CEOs'
                                        Bid Letter, as being the initial price
                                        to be paid by the Company in respect of
                                        the Licence;

     "INITIAL CEOs' BID LETTER"         means the initial CEOs' Bid Letter in
                                        the form as provided in Part A of
                                        Schedule 2;

     "LICENCE FEE"                      means the amount payable by the Company
                                        at the request of RegTP after the end of the Auction and before the Licence is granted;

     "LICENCE"                          means a licence for the operation of
                                        transmission paths for the offer of
                                        publicly available third generation (3G) mobile radio (UMTS/IMT-2000) services in the territory of the Federal Republic of Germany to be issued in accordance with the Rulings;

     "MANAGING DIRECTORS                means the managing director(s) of the
      (GESCHAFTSFUHRER)"                Company appointed pursuant to German
                                        law;

     "MVNO AGREEMENT"                   means any agreement entered into between
                                        the Company and any MVNO;

     "MVNO OPERATIONS"                  the business proposed to be carried on
                                        by a MVNO utilising the spectrum granted to the Company pursuant to any Licence;

     "MVNO" means a mobile virtual network operator utilising or proposing to utilise the Network;

     "NETWORK"                          means the Germany third generation
                                        mobile telephony network to be built,
                                        operated and developed by the Company in order to exploit the bandwidth covered by the Licence;

     "NON-EXCESS BIDDER"                means a Shareholder who did not commit
                                        to making a bid at the Excess Bid Price;

     "OpCo" means the 100% subsidiary of the Company and or the Holding Company (as defined in clause 2.1 (C) herein), if any, to be established pursuant to clause 2.4;

     "PERCENTAGE INTEREST"              means the number of Shares held by a
                                        Shareholder, expressed as a percentage
                                        of the total number of Shares;

     "PRE-CONDITION"                    means any pre-condition to be satisfied
                                        in order for the Company to be
                                        unconditionally granted a Licence;

     "FAIR MARKET VALUE"                in relation to any Shares means the
                                        value of


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                                        those Shares determined in accordance
                                        with Schedule 3 (Fair Market Value);

     "RegTP" means "Regulierungsbehorde fur Telekommunikation und Post" (the German Regulatory Authority for
                                        Telecommunications and Posts);

     "RESERVED MATTERS"                 means in any matter designated as such
                                        in the Articles of Association;

     "REVISED CEOs' BID LETTER"         means a revised CEOs' bid letter in the
                                        form as provided in Part B of Schedule
                                        2;

     "RULINGS"                          means the general administrative orders
                                        ("Allgemeinverfugungen") set forth in
                                        Ruling 13/2000 (BK-1b-98/005-1) and
                                        Ruling 14/2000 (BK-1b-98/005-2) by the
                                        President's Chamber of the RegTP dated
                                        18th February, 2000, published in the
                                        Official Journal of the RegTP No. 4/2000 of 23rd February, 2000;

     "SHAREHOLDER AND/OR PARTY"         means the persons listed as such in
                                        Schedule 1 (Part A) and any other person to whom the benefit and burden of this agreement is extended pursuant to the Articles of Association;

     "SHAREHOLDER CONTRACT"             means any contract or arrangement
                                        between any Shareholder (or any member
                                        of a Shareholder's Group) and the
                                        Company (or a member of its Group) and
                                        any variations or amendments to any such contracts or arrangements;

     "SHARES" The shareholders' equity interests in the Company, each 50,00 Euro granting one vote;

     "STEERING COMMITTEE"               has the meaning set out in clause 3.3;

     "SUBSIDIARY"                       means a company which is under the
                                        Control of another company; and

     "ULTIMATE PARENT COMPANY"          in relation to a Shareholder means the
                                        person (if any) which is not itself
                                        subject to Control but which has Control of that Shareholder, either directly or through a chain of persons each of which has Control over the next person in the chain. In relation with Sonera 3G
                                        Holding, it is understood that the
                                        Ultimate Parent Company is Sonera
                                        Corporation Ltd.

1.2  INTERPRETATION

In construing this Agreement, unless otherwise specified:

(A) references to clauses and schedules are to clauses of, and schedules to, this Agreement;

(B)  use of any gender includes the other genders;


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(C)  references to a "PERSON" shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(D) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the date of this agreement would increase or alter the liability of any of the Shareholders under the Warranties;

(E)  references to time are to Germany times;

(F) a reference to any other document referred to in this agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this agreement) at any time;

(G) headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(H) references to this Agreement are to the Agreement as amended from time to time in accordance with its provisions;

(I) references to "EURO" or "E" shall be construed as the official EMU single currency; and

(J) references herein to a Shareholder being obliged to procure that another person shall do something or shall not do something shall, where that Shareholder is able to exercise voting rights and other powers of control in relation to that person, be deemed to require that such Shareholder does so exercise such rights and powers so as to procure that such person does or does not do such thing, as appropriate.

1.3  SCHEDULES

     The schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules.

2.   STRUCTURE OF THE JOINT VENTURE

2.1  STRUCTURE AND BUSINESS OF THE GROUP

(A)  The business of the Company shall be:--

     (i) to seek the grant of a Licence in accordance with the terms of the Rulings; and

     (ii) if a Licence is granted to the Company, to exploit the Licence in accordance with its terms.


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(B)  Once OpCo is established pursuant to clause 2.4, the business of OpCo, following the grant of a Licence to the Company, shall be to provide MVNO Operations pursuant to an MVNO Agreement to be entered into between the Company and OpCo, which MVNO Agreement will, for the avoidance of doubt, be on arms-length commercial terms (acknowledging that OpCo, in compliance with German telecommunications law and regulations, will provide undiscriminatory treatment to third parties).

(C) Should tax or financial considerations applying collectively to the Shareholders so require or recommend the Shareholders agree to incorporate an intermediate holding company ("Holding Company") having the same shareholder structure and substantially the same corporate governance as the Company and to transfer to the Holding Company all the existing Shares in the Company.

(D)  New Articles of Association

     As soon as practicable after the date of this agreement the Shareholders shall procure that the Articles of Association shall be adopted by the Company.

2.2  PERCENTAGE INTERESTS

(A) As at the date hereof the Percentage Interest of each Shareholder is as identified in Column (vii) of Part (A) of Schedule 1.

(B) A Shareholders Percentage Interest shall be adjusted in accordance with clause 3.5(E).

2.3  ESTABLISHMENT OF OpCo

(A) Immediately following the grant of a Licence to the Company, a wholly owned subsidiary of the Company and/or the Holding Company, (OpCo), will be established according to the following principles:--

     (i)   OpCo is established as an MVNO to perform the MVNO Operations;

     (ii) OpCo enters into a MVNO Agreement with the Company in accordance with clause 2.3(B); and

     (iii) OpCo is named and branded in accordance with clause 2.5.

(B) The terms of the MVNO Agreement referred to in clause 2.3(A) shall be on arms-length commercial terms.

2.4  BRANDING

(A) Within 60 Business Days of the grant of a Licence to the Company the Shareholders shall use their respective best efforts to:


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     (i)  agree the name and brand of the Company;

     (ii) agree the name and brand of OpCo.

(B) In the event of failure so unanimously to agree the name and brand of OpCo, the Shareholders will be entitled to form their own independent and independently branded VNOs. It being understood by the Shareholders that their respective trade and brand names shall not be considered for the purposes of clause 2.4(A) as an acceptable proposal to the other Shareholder, unless otherwise approved by them.

2.5  IPO AND CONVERSION INTO [AG OR KgaA]

It is the current intention of the Shareholders that there should be initial public offering (an "IPO") of the Company and/or OpCo approximately 5 years after the date of the award of the Licence, subject to market conditions and commercial and technical viability. The Shareholders will use their respective best efforts to ensure that the right of TICSA to propose the CEO of the Company (so long as TICSA has at the time of the IPO the right to nominate the CEO pursuant to clause 4) and certain technical decisions, shall be preserved following an IPO (to the maximum extent permissible in accordance with all relevant laws and listing regulations), provided that the TICSA Group's Percentage Interest is not diluted vis a vis Sonera to any material extent as part of the IPO and to the extent that it is permitted by the applicable laws and regulations.

3.   REQUIREMENTS RELATING TO THE AUCTION

3.1  DEPOSITS

(A) Each of the Shareholders have already transferred directly to the Account on July 17, 2000 in cleared funds for same day value, the amount (if any) specified in the column (vi) of Schedule 1 (being a proportion of the Deposit pro rata its Percentage Interest).

(B) The Deposit (together with interest thereon), shall be repayable by RegTP to the Shareholders pro rata to the amounts advanced by them (being proportions of the Deposit pro rata their respective Percentage Interests) upon return of the Deposit to the Shareholders pursuant to the terms of the Rulings, to the extent of the amount so returned.

(C) Where at any time the amount available to be repaid in respect of the Deposit is less than the total amount of the Deposit, the amount available shall be applied in repayment of the Deposit due to the Shareholders pro rata.

(D) Where any part of the Deposit is not returned to the Company due to the default of the Company or any Shareholder, the return of the remainder of the Deposit (or any part of such remainder) to the Shareholders (or any of them) by the Company shall be without prejudice to any rights or liabilities arising


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     between the Shareholders, or between any Shareholder and the Company, in connection with the loss of the Deposit (or part thereof) by the Company.

(E) If the Percentage Interests of the Shareholders vary pursuant to clause 3.5 and a Licence is awarded to the Company, the proportion of the Deposit borne by each Shareholder shall be adjusted to reflect such Percentage Interests as so varied.

(F) In the event that a Shareholder ceases to be Shareholder pursuant to the operation of clause 3.5(D)(ii), it shall be repaid the amount of the Deposit advanced by it.

(G) Any amounts available to the Company to be repaid in respect of the Deposit shall be applied within 5 Business Days of becoming so available.

(H) In any case, the Shareholders agree not to withdraw the bank guarantee before the time required in the Rules.

3.2  COSTS

(A) Subject to clause 14 the Costs shall be borne by each Shareholder in accordance with its Percentage Interest. If the Percentage Interests of the Shareholders vary pursuant to clause 3.5(E) and a Licence is awarded to the Company, the Costs shall be borne by each Shareholder in accordance with its Percentage Interest as so varied (Provided that if a Shareholder ceases to be Shareholder pursuant to the operation of clause 3.5(D)(ii), it shall remain liable to bear an amount of the Costs incurred up to the date of its ceasing to be a Shareholder pro rata its original Percentage Interest).

(B) The initial Costs shall be determined by the Advisory Board as soon as practicable.

(C) Other than the initial Costs, as defined by the Advisory Board, a statement approved unanimously by the Steering Committee and signed by all members of the Steering Committee of the amount of the Costs at any time specified in the statement and of the proportion to be borne by any relevant Shareholder shall be conclusive (in the absence of manifest error) and binding on the Company and the recipient.

(D) For the purposes of this clause "COSTS" means all actual out-of-pocket costs and expenses of whatsoever nature (excluding executive or management time, hotel, travel, subsistence and other related costs which shall be borne by each party) incurred by or on behalf of the Company and approved by the Steering Committee in connection with, in preparation for or for the purposes of the participation in the Auction including, without limitation, the fees of its legal, financial technical and consultant advisers together with any rents and/or other office expenses incurred by or on behalf of the Company.

3.3  ESTABLISHMENT OF A STEERING COMMITTEE

(A) The Shareholders shall appoint a committee (the "STEERING COMMITTEE") comprising two representatives appointed by each Shareholder to which the Shareholders shall delegate the co-ordination and administration of the


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     Company's participation in the Auction. Each Shareholder shall nominate its initial members of the Steering Committee within 5 Business Days of the date hereof.

(B) Meetings of the Steering Committee shall take place as frequently as necessary for the proper conduct of the Company's participation in the Auction. The quorum for meetings of the Steering Committee shall be one representative of each Shareholder. Unless otherwise stated in this Agreement, decisions of the Steering Committee shall be taken by majority vote of the members of the Steering Committee.

(C) The Steering Committee may delegate any of its functions to a project team which shall be comprised of representatives of each Shareholder and, to the extent deemed necessary by the Steering Committee, third party advisers and consultants.

3.4  PRINCIPLES OF PROCEDURE

(A)  (i)   the Steering Committee's primary aim shall be to obtain Licence frequency blocks of 2x10 or 2x15 MHz paired and 1x5 MHz unpaired spectrum;

     (ii) if a Licence is to be granted to the Company, the Shareholders shall procure that the Company will pay the outstanding part of the Licence Fee in order to comply with the request for such payment by RegTP;

     (iii) the Steering Committee shall authorise bids for the Licence up to the Current Agreed Bid Price or, if applicable, the Excess Bid Price;

     (iv) the Steering Committee shall procure that the chief executive officers of each Shareholder Group (the "CEOs") are advised, as soon as is practicable, immediately following a Bidder making a bid in respect of any Frequency Block that exceeds 80% of one third of the Current Agreed Bid Price (a "BID NOTIFICATION"); and

     (v) the CEOs shall, as soon as is practicable, following receipt of a Bid Notification meet (whether in person or by telephonic means) to consider increasing the Current Agreed Bid Price. If the CEOs unanimously agree to such an increase, a Revised CEOs' Bid Letter shall be completed and signed by each CEO to reflect such agreement and shall, immediately following such annotation, be irrevocably binding on each of the Shareholders.

(B) Without prejudice to the above, the respective CEO's of the Parties shall also agree upon a maximum bid amount, exceeding which will have the same consequences for any Non-Bidding Party as if they had been diluted below 10% pursuant to clause 3.5(C), (D) and (E).


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3.5  BIDDING IN EXCESS OF CURRENT AGREED BID PRICE

(A) If the CEOs' are unable to reach agreement pursuant to clause 3.4(A)(v) the provisions of this clause 3.5 shall apply.

(B) The CEO wishing to increase the Current Agreed Bid Price shall specify an Excess Bid Price and a Revised CEOs' Bid Letter shall be completed and signed accordingly by each CEO and shall, immediately following such signature, be irrevocably binding on each Shareholder.

(C) Subject to clause 3.5(D) where (i) the Company makes a bid in the Auction of an amount higher than the Current Agreed Bid Price but equal or less than the Excess Bid Price; and (ii) on the basis of that amount bid, the Licence is awarded to the Company, then each Shareholder's Percentage Interest shall be adjusted pursuant to clause 3.5(E).

(D) If as a result of the operation of clause 3.5(C) a Shareholder's Percentage Interest would be less than 10 per cent, then the Excess Bidder(s) must either:-

     (i) provide, with the prior written consent of any Non-Excess Bidder, additional funding to the Company by way of subordinated shareholder debt, on an interest bearing basis at the Agreed Rate, in order for the Company to pay the Licence Fee in which case the Non-Excess Bidder's Percentage Interest shall be 10 per cent; or

     (ii) in the absence of receiving the Non-Excess Bidder's consent pursuant to clause 3.5(D)(i), the Excess Bidder(s) shall acquire the Non-Excess Bidder's Shares at a price equivalent to the nominal value of that Non-Excess Bidder's Shares.

(E) The Percentage Interest of the Non-Excess Bidder shall be diluted in favor of the Percentage Interest of the Excess Bidder based on the following ratio: the sum of all License fee payments made by the Excess Bidder to the sum of all License Fee Payments made by the Non-Excess Bidder. Regardless of its existing interest or its rights under the Articles of Association, the Non-Excess-Bidder shall be obligated to participate and vote in favor of any capital increase or other corporate decision-making of the Company, which may be necessary from time to time to achieve the corporate structure as contemplated by this dilution provision.

4.   CORPORATE GOVERNANCE

4.1 ISSUES IN ADDITION TO THE ARTICLES OF ASSOCIATION, I.E., APPOINTMENT OF MANAGING DIRECTOR, BOARD MEMBERS, ETC.

(A) The Company will be managed on a day-to-day basis by one or more Managing Directors (as the Advisory Board may unanimously agree from time to time, and which may, without limitation include, a chief financial officer and chief technical officer, as set forth


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     in subsections (D) and (E) below). If the Company has more than one
     Managing Director, one Managing Director shall be the chairman of the management board (Vorsitzender der Geschaftsfuhrung -- referred to herein as "CEO") and shall have the special rights set forth in subsection (F) below. For so long as TICSA's Percentage Interest is equal to or greater than 30 per cent (30%) it shall, subject to the consent of Sonera (such consent not to be unreasonably withheld or delayed), nominate the Managing Director (if the Company has only one Managing Director) or the CEO (if the Company has more than one Managing Director), provided that Sonera's percentage interest in the Company is equal to or greater than 20 per cent (20%).

(B) The appointment, term of office, powers, duties and remuneration of the Managing Director as well as any rules of procedure for the management (Geschaftsordnung fur die Geschaftsfuhrung) will be determined by the Advisory Board in accordance with the Articles of Association and in accordance with the other provisions of this Agreement.

(C) The sole Managing Director or the CEO (as the case may be) will have to the maximum extent permitted by German Law the powers and responsibilities conferred to him under applicable law, the Articles of Association of the Company and any rules of procedure for the management as resolved from time to time by the Advisory Board. However, it is hereby agreed in principle that he will be responsible for:

     (i) the management of all activities of the Company and its subsidiaries and subsidiary undertakings in the conduct of the Business in accordance with the Business Plan;

     (ii) the general administration of the Company and its subsidiaries and subsidiary undertakings;

     (iii)implementation of the Business Plan; and

     (iv) provision to the Advisory Board of information relating to all major activities of the Company and its subsidiaries and subsidiary undertakings.

(D) As long as OpCo is a wholly owned subsidiary of the Company, the CEO of the Company is entitled to exercise all shareholder rights in OpCo (convening shareholders' meetings, appointment of managing director, etc.). The Shareholders agree that the Articles of Association of OpCo should provide for a similar list of approval requirements as the Articles of Association of the Company.

(E) The Advisory Board may, acting unanimously, appoint a chief financial officer as a further Managing Director who:

     (i) will be responsible for the day-to-day management of the financial affairs of the Company and the supervision of the financial affairs of its subsidiaries; and

     (ii) will be proposed by the CEO.

(F) The Advisory Board may, acting unanimously, appoint a chief technical officer as further Managing Director who:

     (i) will, subject to clause 4.1(G), be responsible for the day-to-day management of the technical affairs of the Company and the supervision of the technical affairs of its subsidiaries and the implementation of the technology policies of the Company; and

     (ii)  will be proposed by the CEO.

(G) If the Company has more than one Managing Director, the following provisions shall apply:

     (i) subject to the provisions contained in this clause 4.1 and in the Articles of Association, the Managing Directors shall be jointly responsible for the management of the Company;

     (ii) each Managing Director shall be responsible for the matters assigned to him by the Advisory Board;

     (iii) the CEO shall in any event be responsible for the general strategic planning and development and the personnel matters of the Company and all other matters which have not been specifically assigned to any of the other Managing Directors;

     (iv) the CEO shall have the right to propose other senior employees of the Company subject to the consent of the other Shareholders (such consent not to be unreasonably withheld or delayed); and

     (v) all Managing Directors (other than the CEO) and other senior employees shall report to the CEO.

(H)

     (i) TICSA shall be entitled to propose all technical decisions to be made by the Company in respect of 3G infrastructure platforms and systems which, subject to clause 4.1(G)(ii) shall be adopted by the Advisory Board.

     (ii) the adoption of the technical proposals referred to in clause 4.1(G)(i) shall require the prior consent of Sonera, who shall only be permitted to withhold such consent if the technical proposals do not meet its economic and functional requirements for the Company and/or OpCo; and

     (iii) the Advisory Board shall procure that a technical working group comprising a representative of each Shareholder is constituted to administer the technical decisions made pursuant to this clause 4.1(G).

4.2  SUPERVISORY BOARD

As and when required to comply with German Law the Shareholders shall procure that:

(A)  the Company constitutes a supervisory board in accordance with German Law;

(B) the powers of such supervisory board shall be limited to those powers which are mandatory under German Law; and

(C) the composition of the supervisory board shall reflect each Shareholder's Percentage Interest.

5    CHANGE OF CONTROL AND ITS CONSEQUENCES

5.1  CHANGE OF CONTROL

(A) Subject to sub-clauses (B) and (C) below, a change of Control (a "CHANGE EVENT") shall occur for the purposes of this agreement where:

     (i) a person acquires Control of a Shareholder where no person previously had Control of that Shareholder; or

     (ii) the Ultimate Parent Company of a Shareholder ceases to have Control of that Shareholder; or

     (iii) a person acquires Control of the Ultimate Parent Company of a Shareholder; or

     (iv) a person who is not under the Control of the Ultimate Parent Company of a Shareholder acquires Control of that Shareholder; or

     (v) a Shareholder or the Ultimate Parent Company of a Shareholder merges with any company or other entity (other than with another Shareholder or member of its Group) and, as a result of such merger, the Shareholder or Ultimate Parent Company (as the case may be) loses its control;

           in each case where the person who becomes in Control, or in case of subsection (v) the other company or entity, is a direct competitor of the other Shareholder, the Company and/or OpCo.

(B) A body corporate (the "ACQUIRING COMPANY") is not to be treated as acquiring Control of another body corporate (the "TARGET COMPANY") where the acquiring company issues shares in itself to the shareholders of the target company in exchange for the shares in the target company and, after such exchange:

     (i) each person who immediately before the exchange was a shareholder of the target company is a shareholder of the acquiring company; and

     (ii) the shares in the acquiring company are of the same classes as were the shares in the target company immediately before the exchange; and

     (iii) the number of shares of any particular class in the acquiring company bears the same proportion to all the shares in the acquiring company as the number of shares of that class in the target company bore to all the shares in the target company immediately before the exchange; and

     (iv) the proportion of shares of any particular class in the acquiring company held by any particular shareholder is the same as the proportion of shares of that class in the target company held by him immediately before the exchange.

(C) The provisions of this clause 5 shall not apply where the acquiring company is a Shareholder or a member of such Shareholder's Group or the Shareholders transfer the Shares to the Holding Company for the purposes stated in clause 2.3 (C) above.

5.2  CHANGE OF CONTROL UNRELATED TO AUCTION

(A) Subject to clause 5.3, if a Change Event occurs in relation to any Shareholder (the "OFFERING SHAREHOLDER"), the Offering Shareholder shall be deemed to have offered all of its Shares (the "SPECIFIED SHARES") to the other Shareholder (the "RECIPIENT") on the terms and subject to the provisions of this clause 5.2 (the "COMPULSORY OFFER"). Such Compulsory Offer shall be legally binding on the Offering Shareholder, which shall be obliged to do its best efforts to assure this commitment under any appropriate legal procedure as stated under German law.

(B) The Recipient may give notice to the Offering Shareholder ("COMPULSORY TRANSFER NOTICE") requiring a determination of the Fair Market Value of the Specified Shares.

(C) The Shareholders shall determine or procure the determination of the Fair Market Value of the Specified Shares as at the date immediately prior to the date of the Compulsory Transfer Notice (as the case may be) without undue delay after the giving of the Compulsory Transfer Notice.

(D) Within ten Business Days after the date on which the Fair Market Value of the Specified Shares is determined, the Recipient may indicate by written notice (the "ACCEPTANCE NOTICE") to the Offering Shareholder that it is willing to accept the Compulsory Offer pursuant to clause 5.2(A) at the Fair Market Value.

(E) If the Recipient so accepts the Compulsory Offer it shall be obliged to formally accept the Compulsory Offer, in notarial form, and the Offering Shareholder and the Recipient shall be obliged to complete the purchase and transfer of the Specified Shares free from encumbrances and with the rights attaching to them as at or subsequent to the date immediately prior to the date of the Compulsory Transfer Notice within ten Business Days after the date of the Acceptance Notice, in each case in accordance with the Acceptance Notice and the provisions of clause 5.

(F) Notwithstanding the above, in the case in which the following events occur:

     (i) A Change Event takes place in respect of a Shareholder or its Ultimate Parent Company, where the person acquiring Control following such Change Event (or in the case of subsection 5.1(A)(v) the other company or entity) already holds an UMTS and/or GSM licence in Germany and will maintain such licence after the Change Event; and

     (ii) RegTP officially informs or recommends the Company that a Shareholder should cease to be a Shareholder or a member of its Group should cease to be a member of its Group.

Without prejudice to the right conferred upon the Recipient pursuant to section 5.2(A), (B), (C), (D), and (E) herein, the Offering Shareholder, subject to be the Shareholder holding an interest less than 51% of the shares of the Company, shall have in this case the right to sell all the Specified Shares to the Recipient, which will have the obligation to acquire such shares or to cause a third party to acquire them. The total price to be paid for the Specified Shares shall be equal to the amount paid by the Offering Shareholder for such shares should the Change Event have occurred within a period of one year after the Licence is awarded to the Company and at Fair Market Value (as stated in the Attached Schedule 3) should the Change Event occur after this period of one year as referred above.

5.3  CHANGE OF CONTROL RELATED TO BIDDER-LICENSEE

(A)  The provisions of this clause 5.3 shall apply if:

     (i) a Change Event occurs in respect of a Shareholder or its Ultimate Parent Company and the person acquiring Control following such Change Event (or in the case of subsection 5.1(A)(v) the other Company or entity) have been admitted as a Bidder or have been granted an UMTS by RegTP and remains such a Bidder-Licensee;

     (ii) RegTP informs or recommends to the Company that a Shareholder should cease to be a Shareholder or a member of its Group should cease to be a member of its Group; or

     (iii) any Shareholder or any member of its Group fails to comply within the time specified therein with an order or direction communicated to it by RegTP,

     in each case, the affected Shareholder shall, for the purposes of this clause 5.3, be a "DISQUALIFIED SHAREHOLDER" and the event giving rise to such disqualification shall be a "DISQUALIFICATION EVENT".

(B)  Following a Disqualification Event:

     (i) the Shareholder other than the Disqualified Shareholder, may immediately (or any time thereafter) acquire all (but not some only of) the Shares of the Disqualified Shareholder;

     (ii) the total price to be paid for the Disqualified Shareholder's Shares shall be equal to the amount paid by the Disqualified Shareholder for such Shares or, in the event of clause 5.3(A)(ii), the total price to be paid for the Disqualified Shareholder's Shares shall be the price determined in Clause II.2 of the Irrevocable Offers (attached as Schedule 5 hereto); and

     (iii) the Irrevocable Offers executed by each of the Parties (attached as Schedule 5 herein) will be effective and enforceable.

(C) In any case, in the event of the Disqualified Party's withdrawing from this Agreement in accordance with the foregoing Clauses, the provision regarding Bid Costs (clause 3.2), exclusivity and non-compete (clause 8), announcements (clause 13 (F)), confidentiality

(clause 13 (A), (B), (C), (D), (E)), governing law (clause 21) and disputes (clause 20) shall survive such termination or withdrawal.

5.4  EFFECT OF TRANSFER

A person who has ceased to be a Shareholder pursuant to the operation of this clause 5 shall cease to be a party to this Agreement save where stated to the contrary, but shall remain liable to the Company and other Shareholders for all amounts payable under this agreement and accrued at the date of such transfer.

6    FUNDING

6.1  PAYMENT FOR LICENCE

(A) If RegTP determines after the close of the first stage of the Auction that the Company's bids were successful for at least two blocks of 2x5 MHz (paired) spectrum, the Shareholders shall prepare for making the payment within 10 business days following the Company's receipt of the written request for payment by RegTP.

(B) The Shareholders shall make the payment of their pro-rata portion of the Licence Fee directly to the account specified by RegTP within 10 business days upon the Company's receipt of RegTP request for payment.

(C) The Shareholders' obligation under clause 6.1(B) will be discharged upon receipt by RegTP's of cleared funds of an amount equal to the relevant Shareholder's Contribution payment to the Company by or on behalf of a Shareholder.

(D) A Shareholder's Contribution shall (in the absence of a unanimous agreement of the Shareholders otherwise) be funded by a subscription for additional Shares of an aggregate value equal to 40% of a Shareholder's Contribution and the provision of Shareholder loans/funding through loss compensation payments of an aggregate value equal to 60% of a Shareholder's Contribution).

(E) Notwithstanding the provisions of this clause 6.1, to the maximum extent that it is (in the unanimous opinion of the Shareholders) commercially viable and prudent for the Company to do so, the amount of each Shareholder's Contribution will be reduced, pro rata between them, through the provision of substitute funding by way of vendor financing.

6.2  BUSINESS PLAN FUNDING

(A) Following the grant of a Licence to the Company the Shareholders shall from time to time provide funding to the Company in the proportion equal to their respective Percentage Interest as requested by the Company from time to time for working capital purposes provided that such request:--

     (i) is in accordance with a Business Plan or Budget (as the case may be), and

     (ii) is made in writing specifying the amount requested and the timing of such payment.

(B) Amounts required from any particular Shareholder pursuant to clause 6.2(A) shall (in the absence of a unanimous agreement of the Shareholders otherwise) be funded by the subscription by that Shareholder for additional Shares of an aggregate value equal to 40% of the amount required from it and the provision by that Shareholder of Shareholder loans/funding through loss compensation payments with an aggregate value equal to 60% of a Shareholder's Contribution).

6.3  CONSEQUENCES OF FAILURE TO MAKE A CONTRIBUTION

If by the time specified in clause 6.1(B) or by any later date determined by the Advisory Board in its absolute discretion, the Company has not received the entire Contribution payable by any Shareholder (a "DEFAULTING CONTRIBUTOR") pursuant to clause 6.1(B), the other Shareholder:

(A) may acquire, on a pro rata basis (unless otherwise agreed by such other Shareholders), the Shares of the Defaulting Contributor (or any member of its Group) at nominal value; or

(B) The Percentage Interest of the Defaulting Contributor may be diluted in favor of the Percentage Interest of the other Shareholder(s) based on the following ratio: the sum of all capital contributions made by the other Shareholder(s) to the sum of all capital contributions made by the Defaulting Contributor. Regardless of its existing interest or its rights under the Articles of Association, the Defaulting contributor shall be obligated to participate and vote in favor of any capital increase or other corporate decision-making of the Company, which may be necessary from time to time to achieve the corporate structure as contemplated by this dilution provision; or

     It is agreed that in no event shall dilution reduce the Defaulting Contributor's Percentage Interest below a minimum of 10% of the total interest in the Company. If the dilution mechanism described above would trigger the dilution of the Defaulting Contributor's interest below the minimum of 10%, then the other Shareholder shall have a call option to acquire the Defaulting Contributor's shares at a price equivalent to the Fair Market Value of those shares.

(C) may at its sole discretion be liable for the outstanding amount of the Contribution of that Defaulting Contributor and the Advisory Board shall notify such other Shareholder of the details of such default and such notice shall include a demand in writing to pay the Company by way of equity and a (fully subordinated) shareholder loan bearing interest at the Agreed Rate, within 10 Business Days of the date of such demand (or such shorter period as is necessary in order that the Company may meet its payment obligations in respect of any Licence Fee) the outstanding amount(s) due from the Defaulting Contributor.

     Notwithstanding the above, the decision to exercise the right stated in sections (A) or (B) above shall be without prejudice to the other Shareholders' rights or other remedies. Any other rights and remedies against the defaulting Contributor shall remain unaffected.

6.4  CONSEQUENCES OF FAILURE TO PROVIDE BUSINESS PLAN FUNDING

(A) If a Shareholder is in breach of its obligations pursuant to clause 6.2 (a "NON-FUNDING SHAREHOLDER"), substitute funding may be provided by the other Shareholder, either by way of equity or shareholder loan. Where such substitute funding is provided by way of equity, the issue price for the relevant Shares shall be the Fair Market Value of those Shares (based on the assumption that they are issued).

(B) Any other rights and remedies against the Non-Funding Shareholder shall remain unaffected.

7    PREPARATION AND ADOPTION OF BUSINESS PLANS AND BUDGETS

(A)  As at the date hereof the Shareholders shall adopt the Business Plan.

(B) The Company shall instruct the CEO to submit to the Shareholders a draft business plan such at least thirty Business Days prior to the end of each Accounting Period, such draft business plan covering the three-year period commencing at the end of such Accounting Period. Each draft business plan shall include:

     (i)    business forecasts;

     (ii)   appropriate explanations of the CEOs' proposed strategy;

     (iii)  details of the assumptions used; and

     (iv) a summary annual budget for each of the second and third Accounting Periods covered by the draft business plan.

(C) The Shareholders shall use all reasonable endeavours to agree each draft business plan submitted in accordance with clause 7(B) with such amendments as they may think fit and to procure the adoption of the plan in accordance with the Articles of Association prior to the beginning of the period to which it relates.

(D) At least thirty Business Days prior to the end of each Accounting Period, and in conjunction with the submission of the related Business Plan, the CEO shall submit to the Shareholders a draft budget for the next following Accounting Period. Each draft budget shall include a detailed breakdown of the following together with details of the material assumptions used:

     (i) monthly revenue, operating expenses, operating results and net interest expenses;

     (ii)   quarterly capital expenditures and cash flow;

     (iii) balance sheet as at the end of the relevant Accounting Period and a profit and loss account for that Accounting Period;

     (iv) expected funding requirements and the proposed methods of meeting those requirements; and

     (v) cash flow return on investment and other metrics agreed by the Advisory Board.

(E) The Shareholders shall use all reasonable endeavours to agree each draft budget submitted in accordance with clause 7(D) with such amendments as they might think fit and to procure the adoption of the budget in accordance with the Articles of Association prior to the beginning of the period to which it relates.

(F) If no budget is adopted by Shareholders in respect of an Accounting Period, the budget for that Accounting Period shall be the budget for the immediately preceding Accounting Period, subject to an increase of 10 per cent in all variable amounts included in that budget.

8.   NON-COMPETE COVENANT

(A) Subject to Clause 8(B) each shareholder undertakes with the other shareholder that it will not and that it will procure that no member of its group will either alone or in conjunction with or on behalf of any other person, do any of the following things:-

     (i) whilst its Percentage Interest is at least 10 per cent (a "NON COMPETE INTEREST"), establish, be engaged or (except as the holder of securities in a body corporate if such securities are listed on a recognised investment exchange and confer not more than [one] per cent of the votes which could normally be cast at a general meeting of the body corporate) be directly or indirectly interested in carrying on any other 3G business operating in Germany which requires access to a national or local network;

     (ii) whilst it holds a Non Compete Interest, directly or indirectly solicit, in relation any person to which goods or services are or have been sold by the Company in the course of the Business, the custom of that person in respect of similar goods or services;

     (iii) whilst it holds a Non Compete Interest, directly or indirectly solicit or entice away from the employment of the Company any of its employees; nor

     (iv)  assist any other person to do any of the foregoing things.

(B) Shareholder or any member of its Group may operate any particular service without breaching clause 8(A) provided that:

     (i) the Shareholder in question has first offered the Company and/or OpCo (as appropriate) reasonable opportunity to agree to act as the network operator and/or service provider for such service (which offer must have been on arm's length commercial terms) and the Company and/or OpCo (as appropriate) shall have declined so to act as the network operator and/or service provider for such service (and Provided Always that the offering Shareholder shall not be entitled to exercise any of its voting rights in this respect); and

     (ii) the relevant service is not in direct competition with any service carried on by the Company and/or OpCo, taking into account in any case that the Rulings prohibit a Licensee or its shareholders to act as service provider for another UMTS-Licensee.

(C) Without prejudice to the above, it is understood and agreed by the Shareholders that, for so long as the Shareholders hold any shares, the Shareholders shall treat the Company as their sole vehicle for the operation, development and provision, in Germany, of telecommunication mobile services, particularly third generation services (UMTS), and any kind of future enhancement of this technology, without prejudice to which it is stated in clause 2.4(B) above.

     The restriction contained herein shall not affect or prohibit any Shareholder to establish, directly or indirectly, any mobile internet portal, provided that, as long as the exploitation of such internet portal implies that access to a UMTS network, the related contracts will be entered into by any such Shareholder with the Company on a priority basis, according to paragraph(B)(i) of this Clause.

9    EU-MERGER-CLEARANCE

     The Shareholders shall provide any notice to, or obtain the consent of, or clearance from any antitrust, competition or other governmental authority in any jurisdiction if such notice or consent or clearance is required to be given or obtained pursuant to applicable law in connection with the consummation of the transactions, abiding by the corresponding procedural rules.

     Should the European Commission or any other competent regulatory authority suggest or request explanations, modifications or undertakings in respect of this Agreement or any of its schedules, the Parties shall review them together. Neither Shareholder shall unreasonably withhold its consent for said explanations, modifications or undertakings.


10   DURATION OF SHAREHOLDERS AGREEMENT

(A) This Agreement shall terminate in respect of a Shareholder upon that Shareholder ceasing to hold Shares but without prejudice to accrued rights and liabilities. Clauses 3.2, 8, 13 (A), (B), (C), (D), (E) and (F), 20 and 21 shall continue to apply notwithstanding any such termination.

(B) This Agreement shall terminate in respect of all Shareholders on the expiry of the Licence (which is currently stated to be 30 years from issuance of the Licence);

(C) If no Licence is granted to the Company or the Company ceases to be involved in the Auction the Shareholders shall consider a resolution to wind up the Company and each Shareholder shall exercise the voting rights attaching to its Shares to vote in favour of such resolution.

(D) Notwithstanding the outcome of the general meeting referred to in sub-clause (C), if no Licence is granted to the Company or the Company ceases to be involved in the Auction, to the extent that upon such winding-up the assets of the Company are insufficient to meet its liabilities and the costs of winding up the Company, each Shareholder shall be responsible for meeting a proportion of such liabilities and costs (including tax liabilities) equal to its Percentage Interest.

11   INTELLECTUAL PROPERTY RIGHTS

Each Shareholder undertakes with each other Shareholder that it shall provide or procure that the applicable member of its Group shall provide to the Company and/or OpCo such intellectual property rights exclusively owned by that Shareholder or any member of its Group as may be required by the Company and/or OpCo (as the case may be), as far as they need it to develop their own activities, provided that appropriate intellectual property right agreements are negotiated on an arms-length commercial basis in respect of such intellectual property rights.

12   DIVIDEND DISTRIBUTION POLICY

No dividends shall be declared or paid:-

(i) unless there are sufficient distributable reserves and cash following repayment of all shareholder loans;

(ii) if to do so would be contrary to (i) any direction made unanimously by the Advisory Board;[or (ii) the Business Plan

(iii) if either (i) the Company has been the subject of an IPO; or (ii) five years have elapsed since the award of the Licence to the Company, whichever is the first to occur; and/or

(iv) if such declaration or payment will breach any applicable law or regulation then in force and binding on the Company.

13   CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

(A) Without limiting the generality of any other provision of this Agreement, each Shareholder to this Agreement shall comply with the provisions of the Rulings relating to confidential information.

(B) Each party shall treat as confidential all information obtained as a result of negotiating and entering into this Agreement or, in the case of a Shareholder, through its interest in the Company or its Business or assets and which relates to:

     (i)   the provisions of this Agreement;

     (ii)  the negotiations relating to this Agreement;

     (iii) the Company or its Business or assets including, without limitation, its conduct of the Auction and information relating to the terms of the proposed exploitation of any Licence granted to it; or

     (iv) any Shareholder or a member of its Group or their respective businesses or assets.

(C)  Each Shareholder shall:

     (i) not disclose any such confidential information to any person other than:

          (a) an Advisory Board Member by it or a member of its Group, or any of its directors or employees or directors or employees of any such member whose duties include the management or monitoring of the business of the Company and who needs to know such information in order to discharge his duties;

          (b) a member of the Shareholder's Group to whom any Share is to be transferred pursuant to the Articles of Association;

          (c) after any Licence has been granted to the Company, to any existing or prospective shareholder of the Shareholder or of any member of its Group provided each other Shareholder has provided its prior written consent to such disclosure;

          (d) not use any such confidential information other than for the purposes of managing or monitoring its investment in the Company; and

          (e) procure that any person to whom such confidential information is disclosed by it complies with the restrictions set out in this clause 13 as if such person were a party to this Agreement.

(D) Notwithstanding the previous provisions of this clause 13, any Shareholder may disclose such confidential information:

     (i) if and to the extent required by law or for the purpose of any judicial proceedings;

     (ii) if and to the extent required by any securities exchange or regulatory or governmental body to which that party or any member of its Group is subject, wherever situated whether or not the requirement for information has the force of law;

     (iii)to its professional advisers, auditors and bankers; or

     (iv) if and to the extent the information has come into the public domain through no fault of that party.

(E) The restrictions contained in this clause 13 shall continue to apply to each Shareholder (including any Shareholder who has ceased to hold Shares) without limit in time.

     (iv) any Shareholder or a member of its Group or their respective businesses or assets.

(C)  Each Shareholder shall:

     (i) not disclose any such confidential information to any person other than:

          (a) an Advisory Board Member by it or a member of its Group, or any of its directors or employees or directors or employees of any such member whose duties include the management or monitoring of the business of the Company and who needs to know such information in order to discharge his duties;

          (b) a member of the Shareholder's Group to whom any Share is to be transferred pursuant to the Articles of Association;

          (c) after any Licence has been granted to the Company, to any existing or prospective shareholder of the Shareholder or of any member of its Group provided each other Shareholder has provided its prior written consent to such disclosure;

          (d) not use any such confidential information other than for the purposes of managing or monitoring its investment in the Company; and

          (e) procure that any person to whom such confidential information is disclosed by it complies with the restrictions set out in this clause 13 as if such person were a party to this Agreement.

(D) Notwithstanding the previous provisions of this clause 13, any Shareholder may disclose such confidential information:

     (i) if and to the extent required by law or for the purpose of any judicial proceedings;

     (ii) if and to the extent required by any securities exchange or regulatory or governmental body to which that party or any member of its Group is subject, wherever situated whether or not the requirement for information has the force of law;

     (iii)to its professional advisers, auditors and bankers; or

     (iv) if and to the extent the information has come into the public domain through no fault of that party.

(E) The restrictions contained in this clause 13 shall continue to apply to each Shareholder (including any Shareholder who has ceased to hold Shares) without limit in time.

(F) No announcement concerning this Agreement, the Company's participation in the Auction or any Shareholder's membership in the Company shall be made by any Shareholder without the prior written approval of the Shareholders (such consent, after the grant of a Licence to the Company, not to be unreasonably withheld or delayed) and no announcement shall refer to any Shareholder (or any member of its Connected Group) without the prior written approval of that Shareholder.

(G) Notwithstanding the previous provisions of this clause 13, any Shareholder may, whenever practicable after consultation with the Advisory Board, make an announcement concerning this agreement or the Company's participation in the Auction if:

     (i)    required by law or for the purpose of any judicial proceedings;

     (ii) required by the Rulings or the Regulator for any purpose connected with the Auction or the Company's Application; or

     (iii) required by any securities exchange or regulatory or governmental body to which that party or any member of its Group is subject, wherever situated whether or not the requirement has the force of law.

(H) The restrictions contained in this clause 13 shall continue to apply to each Shareholder (including any Shareholder who has ceased to hold Shares) without limit in time.

14.  COSTS

Other than the Costs to be paid pursuant to clause 3.2 each Shareholder shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this agreement and any Ancillary Agreements. Any notarisation fees shall be borne equally by the Shareholders.

15.  GUARANTEES BY HOLDING COMPANIES OF THE SHAREHOLDERS

Each Guarantor hereby assumes the joint and several liability (Schuldbeitritt) for all obligations of the Guaranteed Shareholder (or any member of the Guaranteed Shareholder's Group to which Shares are transferred).

16.  SHAREHOLDER UNDERTAKING

Each Shareholder severally undertakes with each other Shareholder that it will and will procure that each of the members of its Group will (where appropriate, for any relevant period stipulated in the Rulings):

(A) exercise its voting rights and other rights as a member of the Company in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the terms of this agreement, the Articles of Association and the rights and obligations of the parties as set out in this agreement and the Articles of Association;

(B) procure that each Advisory Board Member appointed by it from time to time shall (subject to his fiduciary duties to the Company) exercise his voting rights and other powers and authorities in order (insofar as he is able to do so through the exercise of such rights, powers and authorities) to give full effect to the terms of this agreement, the Articles of Association and the rights and obligations of the parties as set out in this agreement and the Articles of Association;

(C) comply with each of the provisions of this agreement and the Articles of Association applicable to it;

(D) comply and will procure that each member of its Group complies with each of the provisions of the Rulings and applicable German law;

(E) comply with each of the conditions of any Licence or any other licence material to the Business, the terms of which have been notified to Shareholders, granted to the Company to the extent applicable to it;

(F) procure, so far as it is able by virtue its holding of Shares and representation on the Advisory Board, that the Company complies with the terms of any Licence or any other licence material to the Business, the terms of which have been notified to Shareholders, granted to the Company;

(G) upon request, promptly provide the Company with all information and assistance necessary for the Company to comply with each of the provisions of the Rulings and each of the conditions to any Licence granted to the Company;

(H) not collude or otherwise manipulate or attempt to manipulate the outcome of the Auction with any Bidder other than the Company, and shall not disclose any Confidential Information to any other Bidder or obtain or seek to obtain any Confidential Information in relation to any Bidder other than the Company;

(I) not seek to enter into any exclusive agreements in contemplation of the Auction which might restrict the ability of any Bidder other than the Company to build and operate a network efficiently or which might restrict their means of determining a business case; and

(J) promptly comply with all reasonable requests for information by the Company for the purposes of the Auction or of compliance by the Company with the conditions of any Licence granted to or applied for by the Company.

17.  SHAREHOLDER CONTRACTS

(A) All Shareholder Contracts shall be on terms no less favourable to the Company than arm's length commercial terms.

(B) Each Shareholder undertakes to each other Shareholder not to exercise any rights of influence and to procure that none of its Advisory Board Member use any Voting Rights so as to participate in implementing any Shareholder Contract which is on terms less favourable to the Company (or any member of its Group) than arm's length commercial terms.

(C) Each Shareholder undertakes to each other Shareholder not to, and to procure that no member of its Group will, enter into any Shareholder Contract which is on terms less favourable to the Company (or any member of its Group) than arm's length commercial terms.

18.  MISCELLANEOUS

(A) In this Agreement, nothing shall be deemed to constitute a partnership between the Shareholders nor constitute one the agent of another in any manner or for any purpose whatsoever.

(B) In the event of any ambiguity or conflict arising between the terms of this Agreement or the Articles of Association, the terms of this Agreement shall prevail as between the Shareholders to the extent of that ambiguity or conflict.

(C) So far as not prohibited by law, each Shareholder undertakes to exercise all voting and consent rights and powers of control available to it in relation to the Company in good faith so as to give full effect to the terms and conditions of this Agreement.

(D) No Shareholder shall assign or purport to assign or otherwise deal with any of its rights and obligations hereunder, except with the express prior written consent of the other Shareholder.

(E) Subject as set out below, if any provision or provisions of this Agreement shall be found by any court, government body, anti-trust authority or regulatory or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision(s) shall be deemed to be deleted from this Agreement and the remaining provisions shall remain in full force and effect. The Shareholders hereby agree to substitute for any deleted provision(s) a valid and enforceable provision(s) which achieves to the greatest extent possible the economic, legal and commercial objectives of this Agreement. For the avoidance of any doubt, the Shareholders shall not be required by any provision of this Agreement to do (or refrain from doing) any act or thing where so doing (or so refraining) would contravene the provisions of any applicable law or of any applicable regulation issued by any competent authority; and shall not be regarded as having breached this Agreement by reason of not having done (or having refrained from doing) such act or thing. Nothing contained in this Agreement shall require any of the Shareholders to do anything or procure that their Group members do anything that would conflict with any regulatory licence or condition with which that Shareholder or its Group Members must comply.

(F) The Shareholders shall at their own expense execute all such documents as may reasonably be required for the purpose of giving full effect to this Agreement.

(G) No failure or delay on the part of any Shareholder in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. No waiver shall be effective unless expressed in writing signed by or on behalf of the Shareholder granting it.

(H) No variation of this Agreement shall be effective unless made in writing and signed by each of the Shareholders.

(I) Any and all notices pursuant to this Agreement shall be in writing and signed by (or by some person duly authorised by) the Shareholder giving it and may be served by leaving it at, or sending it by registered post, air mail or facsimile (confirmed by registered post or air mail) or by hand to the address of the relevant recipient Shareholder set out below (or as otherwise notified from time to time hereunder). Any notice so served by facsimile or by hand shall be deemed to have been received on the next working day after the notice has, respectively, been transmitted or received. Any notice so served by registered post or air mail shall be deemed to have been received 3 working days after the notice has been posted. The addresses of the Shareholders for the above purpose are as follows:

     TICSA
     Gran Via 28
     Madrid
     Spain
     For the attention of: Mr. Fernando Panizo Arcos
     Fax no: 34 91 580 86 81

     SONERA
     Teollisuuskatu 15
     Helsinki
     Finland

     For the attention of: Ms. Nina Siitari
     Fax no: 358 204054428

(J) This Agreement (together with its Schedules and the documents to be executed or adopted pursuant to it) constitutes the entire and only agreement between the Shareholders in relation to the subject matter and replaces and extinguishes all prior agreements, undertakings, arrangements, understandings or statements of any nature made by the Shareholders whether oral or written (and, if written, whether or not in draft form) with respect to such subject matter. Each of the Shareholders acknowledges that it is not relying on any statements, warranties or representations given or made by any of them in relation to the subject matter of this Agreement, save those expressly set out in this Agreement, and that it shall have no rights or remedies with respect to such subject matter otherwise than under this Agreement (and the documents executed at the same time as it or referred to in it) save to the extent that they arise out of the fraud or fraudulent misrepresentation of any Shareholder.

19.  DEADLOCK RESOLUTION MECHANISM

(A) If a proposal is made in respect of one of the (Reserved Matters) (as set out in the Articles of Association) but is not approved in accordance with the Articles of Association, any Shareholder may give written notice to the other that it regards a deadlock situation as having arisen ("DEADLOCK NOTICE"). Only one Deadlock Notice may be served in respect of any one proposal.

(B) Within seven days of the date of service of a Deadlock Notice, each Shareholder shall each prepare and send to the others a memorandum stating its understanding of the disagreement, its position in relation to the disagreement, its reasons for taking that position and any proposals for resolving the disagreement.

(C) If within fourteen days from the date of service of a Deadlock Notice the Shareholders shall have failed to resolve the disagreement, the respective chief executive officers of each Ultimate Parent Company shall be provided with copies of all such memoranda and shall as soon as reasonably practicable meet to discuss the disagreement and use all reasonable endeavours to resolve it.

(D) If a deadlock relating to any proposal made in respect of one of the Reserved Matters is not resolved after applying the above procedure, the proposal shall not proceed.

20.  ARBITRATION

All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC RULES"), as in effect from time to time, by three arbitrators in accordance with the ICC Rules. The place of arbitration shall be Berlin. The arbitration proceedings shall be held in the English language provided that no party shall be under any obligation to produce translations of documents prepared in the German language. If there are more than three parties involved in the arbitration, the Court (as defined in the ICC Rules) shall appoint all three arbitrators, to the extent that the parties do not jointly nominate one or more arbitrators within 30 days from the date when the Claimant's Request for Arbitration (as defined in the ICC Rules) has been communicated to the other parties. The chairman of the arbitral tribunal must be eligible for the office of a judge in the Federal Republic of Germany. This arbitration clause does not affect each party's right to seek injunctions or other temporary relief before the competent state courts.

21.  CHOICE OF LAW

     This agreement is to be governed by and construed in accordance with German law. IN WITNESS whereof the Parties or their authorised representatives have set their hands the day and year first above written.





[Signature]


Signed by Mr. Luis Lopez-van Dam (Chief Executive Officer) for and on behalf of
TELEFONICA
INTERCONTINENTAL S.A.





[Signature]


Signed by Ms. Nina Siitari
for and on behalf of
SONERA 3G HOLDING BV
(SONERA CORPORATION Ltd).

SCHEDULES

SCHEDULE 1
(PART A)
DETAILS OF SHAREHOLDERS

(i)                            (ii)                     (iii)            (iv)              (v)                (vi)
NAME OF SHAREHOLDER            REGISTERED OFFICE AND    FACSIMILE NO.    E-MAIL ADDRESS    [DEPOSIT DEM]      PERCENTAGE INTEREST
                               NUMBER
Telefonica International       Gran Via 28, Madrid      (00) 34 91       Fernando.p        (to be completed   57.2%
SA ("TICSA")                   Spain                    5808681          anizoarcos        by German
                                                                         @telefonica.es    Lawyers)

Sonera 3G Holding B.V.         Rivium Quadrant 58,                                                            42.8%
("SONERA BV")                  2909 LC Capelle non
                               den Ijssel
                               The Netherlands

SCHEDULE 1
(PART B)
DETAILS OF GUARANTORS

(i)                            (ii)                           (iii)            (iv)              (v)
NAME OF GUARANTOR              REGISTERED OFFICE AND NUMBER   FACSIMILE NO.    E-MAIL ADDRESS    GUARANTEED SHAREHOLDER
Sonera Corporation Ltd         Teollisuuskatu 15                                                 SONERA BV
("SONERA CORP")                Helsinki,
                               Finland

SCHEDULE 2

PART A
INITIAL CEOs' BID LETTER (TO BE PREPARED BY GERMAN LAWYERS)



PART B
REVISED CEOs' BID LETTER (TO BE PREPARED BY GERMAN LAWYERS)

SCHEDULE 3

FAIR MARKET VALUE

(A) The "FAIR MARKET VALUE" of any Shares, other than where the Shareholders agree the Fair Market Value, shall be determined as follows:

     (i) the Fair Market Value of any Shares shall be the fair market value of those Shares (without implying any discount for lack of control) [or, in the case of the clause 6.4(A), of the Shares to be issued were they to be issued to a third party subscriber], determined on the basis of a sale between a willing seller and a willing buyer on the assumption that the business of the Company is and will remain for the foreseeable future a going concern;

     (ii) subject as provided below, shall be such price as is the mean average of the prices certified in reasoned certificates (each a "VALUATION CERTIFICATE") provided by two international investment banks (each an "EXPERT BANK"), one Expert Bank to be appointed by the proposed transferor ("FIRST EXPERT BANK") and one Expert Bank to be appointed by the proposed transferee ("SECOND EXPERT BANK"), Provided That the higher of the prices so certified by the Expert Banks is within 10% of the lower of the prices so certified by the Expert Banks. In the case that the transferor doesn't comply (in time and form) with the appointment of its Expert Bank as required above, the Value shall be determined only by the transferee's Expert Bank.

     (iii)where the higher of the prices so certified by the Expert Banks is not within 10% of the lower of the prices so certified by the Expert Banks, the Expert Banks shall agree upon a third international investment bank ("THIRD EXPERT BANK" which shall also be deemed to be an Expert Bank for the remaining provisions of this Schedule) and the price certified by the Third Expert Bank in a Valuation Certificate shall be conclusive and binding on the Shareholders Provided That such price is within the prices certified by the First Expert Bank and the Second Expert Bank.

     (iv) each Expert Bank shall be instructed to issue their Valuation Certificates as soon as possible and in any event within 20 Business Days of its appointment;

     (v) the appointing Shareholders agree that they will not unreasonably delay appointing the relevant Expert Banks and that, in the event of unreasonable delay by any Shareholder, the relevant Expert Bank may be appointed by the Company (and in this respect the delaying Shareholder shall not be entitled to exercise any of its voting rights);

     (vi) the Expert Banks shall act as experts and not as arbitrators for all purposes under this clause (A) (Fair Market Value);

     (vii)the fees of the First Expert Bank and the Second Expert Bank shall be borne by the Shareholder(s) obliged to appoint them, except where the determination of the Fair Market Value is consequent upon a change of control of one Shareholder in which case the Shareholder subject to the change of control shall bear the fees of both Expert Banks;

(B) the fees of the Third Expert Bank shall be borne equally by the proposed transferor, on the one hand, and the proposed transferees, on the other hand, except where the determination of the Fair Market Value is consequent upon a change of control of one Shareholder in which case the Shareholder subject to the change of control shall bear the fees of the Third Expert Bank.

SCHEDULE 4


IRREVOCABLE OFFERS

                          IRREVOCABLE OFFER BY SONERA
                                      AND
                               PURCHASE AGREEMENT


                                    between


TELEFONICA INTERCONTINENTAL S.A. (Sociedad Unipersonal), a company incorporated under the laws of Spain, whose registered office is at Gran Via 28, Madrid, Spain.

                                           -- hereinafter referred to as "TICSA"

                                      and

SONERA 3G HOLDING B.V., a company incorporated under the laws of The Netherlands whose registered office is at Rivium Quadrant 58, 2909 LC Capelle aan den ljssel/Niederlande,

                                        -- hereinafter referred to as "SONERA"--

--TICSA and SONERA are hereinafter referred to as the "Parties" --.


Whereas, reference is made to the Shareholders' Agreement between TICSA and SONERA concluded on [notarial deed no. /2000] (hereinafter "Shareholders' Agreement");

Whereas, TICSA holds 57,2% and SONERA holds 42,8% of the shares in Group 3G GmbH, a limited liability company duly organised under German law and registered at the local Court of Berlin-Charlottenburg under HRB 73714 (hereinafter referred to as "Company");

Whereas, SONERA desires to make an irrevocable offer to TICSA to sell and assign all its shares in Company to TICSA.

Now, therefore, the Parties agree as follows:

                                       I.
                               IRREVOCABLE OFFER

1. SONERA hereby irrevocably offers to TICSA to sell and assign all of SONERA's shares in Company to TICSA subject to the terms and conditions set forth in the Purchase Agreement contained in II.

2. TICSA is entitled to accept this offer and to purchase SONERA's shares in Company subject to the terms and conditions set forth in the Purchase Agreement contained in II.

3. Without prejudice to the above provision (para.2), TICSA shall have the right to designate a third party of its choice, which is entitled to accept SONERA's offer instead of TICSA and to purchase SONERA's shares in the Company subject to the terms and conditions set forth in the Purchase Agreement contained in II (hereinafter referred to as "Third Party"). For the avoidance of doubt, the Third Party shall assume all rights and obligations TICSA has under the Purchase Agreement contained in II and the Third Party shall be solely liable for the payment of the purchase price as defined para.II.2. TICSA shall notify SONERA in writing of such Third Party.

4. If TICSA neither accepts this irrevocable offer nor designates a Third Party which is willing to accept this irrevocable offer within three (3) months after the Company has received the RegTP-Letter, TICSA shall be obliged to accept SONERA's irrevocable offer and to purchase SONERA's shares in the Company within 14 days upon written notice by SONERA subject to SONERA's interest in the Company is less than 51% and subject to the terms and conditions set forth in the Purchase Agreement contained in II (hereinafter referred to as "Put Option").

5. This irrevocable offer can be accepted by declaration of acceptance by TICSA or the Third Party before a notary public in Germany or Switzerland if, due to a proposed or executed change of control of SONERA or its ultimate parent company, the Company has received written information or recommendation from the German Regulatory Authority for Telecommunication and Posts (RegTP) that RegTP will

     (i) not admit the Company to the auction for the award of licenses for UMTS/IMT-2000 3G in Germany ("Auction") or

     (ii) disqualify the Company from the Auction or

     (iii) not grant to the Company a license for UMTS/IMT-2000 3G in Germany ("license") or

     (iv)  revoke the license granted to the Company (the "RegTP-Letter")

     unless SONERA ceases to be a shareholder of the Company or an enterprise affiliated with a shareholder within the meaning of the Stock Corporation Act (whereby a 50% participation qualifies as being majority owned) ceases to be an enterprise affiliated with such shareholder within the foregoing meaning. The transactions contemplated in the Purchase Agreement contained in II. shall become valid and binding upon delivery of the notarised declaration of acceptance and of the RegTP-Letter to SONERA.

                                      II.
                               PURCHASE AGREEMENT

1.   SALE AND PURCHASE

1.1 SONERA hereby sells to TICSA and TICSA hereby purchases all of SONERA's shares in Company in the nominal amount of EURO 7.500 and EURO 3.200 (the "SONERA Shares").

1.2 Any profits or losses attributable to the SONERA Shares pertaining to the period after the transfer becomes effective pursuant to Section 3 of this Purchase Agreement, shall accrue to TICSA. TICSA and SONERA undertake to have interim financial statements prepared as of the Effective Date (as defined in Section 3 of this Purchase Agreement).

2.   CONSIDERATION

2.1  TICSA shall pay to SONERA as purchase price for the SONERA Shares an amount

     (i) equal to nominal amount of the SONERA Shares, in total EURO 10.700 (in words: ten thousand seven hundred EURO) if SONERA exercises its Put Option pursuant to Para. I.4 within a period of one year after the Licence is awarded, ("One Year Period") and (ii) equal to the Fair Market Value of the SONERA Shares (as defined in Schedule 4 of the Shareholders' Agreement) if, after the One Year Period, SONERA exercises its Put Option or TICSA accepts SONERA's irrevocable offer pursuant to Para. II.2

2.2 The purchase price shall be due on the 6th business day (hereinafter referred to as the "Due Date") after this Purchase Agreement has become valid and binding.

2.3 The purchase price shall be credited irrevocably and free of costs to a bank account which SONERA shall indicate before the Due Date.

3.   TRANSFER AND ASSIGNMENT

     SONERA hereby transfers the SONERA Shares to TICSA. The transfer shall become effective (the "Effective Date") subject to the condition precedent that (i) any regulatory approval necessary to execute this transfer, including EU merger control clearance, has been granted and (ii) SONERA has received full payment of the purchase price pursuant to Sections 2.1 through 2.3 of this Purchase Agreement.

4.   REPRESENTATIONS AND WARRANTIES

     SONERA represents and warrants that as of the Effective Date the SONERA Shares exist, are fully paid in and are not encumbered with rights of third parties. Further SONERA warrants that the Company has not been engaged in any business activities prior to the date hereof, does not have any liabilities and has a net equity equal to its registered capital (after deduction of the formation costs in accordance with the Articles of Association). Otherwise all warranty claims are excluded insofar as permissible by law.

5.   MISCELLANEOUS

5.1 This Purchase Agreement has been executed in the English language version which shall be the authoritative version. This Purchase Agreement shall be construed in accordance with and governed by the laws of the Federal Republic of Germany.

5.2 The rights and obligations of TICSA and SONERA under this Purchase Agreement shall not be assigned or delegated to any party without the prior written consent of the respective other party hereto. Subject to the foregoing, this Purchase Agreement shall be binding upon and the Parties and their respectively permitted successors and assignees.

5.3 The section headings contained in this Purchase Agreement are for convenience of reference only and shall not be deemed to be a part of this Purchase Agreement.

5.4 TICSA and SONERA hereby agree to take or cause to be taken such further actions, to issue and receive such legal declarations or cause to issue or receive such legal declarations, to execute, deliver and file or cause to be executed, delivered and filed such further documents and to obtain such consents as may be necessary or as may be reasonably requested in order to fully effect the purposes, terms and conditions of this Purchase Agreement.

5.5 This Purchase Agreement shall not be modified or amended except by an instrument in writing signed by all the Parties to be bound thereby provided, however, that no notarisation or other form is required.

5.6 If provisions of this Purchase Agreement are or become void or if gaps should occur, this shall not affect the validity and effectiveness of the other provisions of this Purchase Agreement in its entirety. In such a case, it shall be deemed that a provision has been agreed upon ab initio, which, in its economical and legal content reflects or comes closest to the one which is void, or, with regard to a gap, which would have been agreed by the Parties in a reasonable way and under consideration of the content of this entire Purchase Agreement. Independent hereof, the Parties in such case are obliged to immediately agree upon such a provision in the necessary form.

5.7 Any dispute arising under or in connection with this Purchase Agreement, including any question regarding the existence, validity or termination of this Purchase Agreement, shall be referred to and final resolved by arbitration. The arbitration proceedings shall be governed by the Rules of Arbitration attached as Exhibit 2 to the Shareholders' Agreement.

5.8 Each Party shall pay its own expenses incident to this Purchase Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements. Notwithstanding the foregoing, the fees of the acting notary in connection with the notarisation of this Purchase Agreement and the declaration of acceptance shall be borne by TICSA.

                           IRREVOCABLE OFFER BY TICSA
                                      AND
                               PURCHASE AGREEMENT


                                    between


TELEFONICA INTERCONTINENTAL S.A. (Sociedad Unipersonal), a company incorporated under the laws of Spain, whose registered office is at Gran Via 28, Madrid, Spain.

                                            - hereinafter referred to as "TICSA"

                                      and

SONERA 3G HOLDING B.V., a company incorporated under the laws of The Netherlands whose registered office is at Rivium Quadrant 58, 2909 LC Capelle aan den Ijssel/Niederlande,

                                         - hereinafter referred to as "SONERA"-.

- SONERA and TICSA are hereinafter referred to as the "Parties"-,


Whereas, reference is made to the Shareholders' Agreement between SONERA and TICSA concluded on [notarial deed no. /2000] (hereinafter "Shareholders' Agreement"):

Whereas, TICSA holds 57.2% and SONERA holds 42.8% of the shares in Group 3G GmbH, a limited liability company duly organised under German law and registered at the local Court of Berlin-Charlottenburg under HRB 73714 (hereinafter referred to as "Company");

Whereas, TICSA desires to make an irrevocable offer to SONERA to sell and assign all its shares in Company to SONERA subject to the terms and conditions set forth herein.

Now, therefore, the Parties agree as follows:

                                       I.
                               IRREVOCABLE OFFER

1. TISCA hereby irrevocably offers to SONERA to sell and assign all of TICSA's shares in Company to SONERA subject to the terms and conditions set forth in the Purchase Agreement contained in II.

2. SONERA is entitled to accept this offer and to purchase TICSA's shares in Company subject to the terms and conditions set forth in the Purchase Agreement contained in II.

3. Without prejudice to the above provision (para.2), SONERA shall have the right to designate a third party of its choice, which is entitled to accept TICSA's offer instead of SONERA and to purchase TICSA's shares in the Company subject to the terms and conditions set forth in the Purchase Agreement contained in II (hereinafter referred to as "Third Party"). For the avoidance of doubt, the Third Party shall assume all rights and obligations TICSA has under the Purchase Agreement contained in II and the Third Party shall be solely liable for the payment of the purchase price as defined para.II.2. SONERA shall notify TICSA in writing of such Third Party.

4. If SONERA neither accepts this irrevocable offer nor designates a Third Party which is willing to accept this irrevocable offer within three (3) months after the Company has received the RegTP-Letter, SONERA shall be obliged to accept TICSA's irrevocable offer and to purchase TICSA's shares in the Company within 14 days upon written notice by TICSA subject to TICSA's interest in the Company is less than 51% and subject to the terms and conditions set forth in the Purchase Agreement contained in II. (hereinafter referred to as "Put Option").

5. This irrevocable offer can be accepted by declaration of acceptance before a notary public in Germany or Switzerland if, due to a proposed or executed change of control of TICSA or its ultimate parent company, the Company has received written information or recommendation from the German Regulatory Authority for Telecommunication and Posts (RegTP) that RegTP will

     (i) not admit the Company to the auction for the award of licenses for UMTS/IMT-2000 3G in Germany ("Auction") or

     (ii)   disqualify the Company from the Auction or

     (iii) not grant to the Company a license for UMTS/IMT-2000 3G in Germany ("license") or

     (iv)   revoke the license granted to the Company

     (the "RegTP-Letter")

     unless TICSA ceases to be a shareholder of the Company or an enterprise affiliated with TICSA within the meaning of the Stock Corporation Act (whereby a 50% participation qualifies as being majority owned) ceases to be an enterprise affiliated with TICSA within the foregoing meaning.

6. The transactions contemplated in the Purchase Agreement contained in II. shall become valid and binding upon delivery of the notarised declaration of acceptance and of the RegTP-Letter to TICSA.

                                      II.
                               PURCHASE AGREEMENT

1.   SALE AND PURCHASE

1.1 TICSA hereby sells to SONERA and SONERA hereby purchases all of TICSA's shares in Company in the nominal amount of EURO 9.500, EURO 4.300 and EURO 500 (the "TICSA Shares").

1.2 Any profits or losses attributable to the TICSA Shares pertaining to the period after the transfer becomes effective pursuant to Section 3 of this Purchase Agreement, shall accrue to SONERA. SONERA and TICSA undertake to have interim financial statements prepared as of the Effective Date (as defined in Section 3 of this Purchase Agreement).

2.   CONSIDERATION

2.1  SONERA shall pay to TICSA as purchase price for the TICSA Shares an amount
     (i) equal to nominal amount of the TICSA Shares, in total EURO 14.300 (in words: fourteen thousand three hundred EURO) if TICSA exercises its Put Option pursuant to Para.I.4 within a period of one year after the Licence is awarded to the Company

     ("One Year Period") and (ii) equal to the Fair Market Value of the TICSA Shares (as defined in Schedule 4 of the Shareholders Agreement) if, after One Year Period, SONERA accepts TICSA's irrevocable offer pursuant to Para.II.2. or TICSA exercises its Put Option after the above referred period.

2.2 The purchase price shall be due on the 6th business day (hereinafter referred to as the "Due Date") after this Purchase Agreement has become valid and binding.

2.3 The purchase price shall be credited irrevocably and free of costs to a bank account which TICSA shall indicate before the Due Date.

3.   TRANSFER AND ASSIGNMENT

     TICSA hereby transfers the TICSA Shares to SONERA. The transfer shall become effective (the "Effective Date") subject to the condition precedent that and (i) TICSA has received full payment of the purchase price pursuant to Sections 2.1 through 2.3 of this Purchase Agreement and (ii) any regulatory approval necessary to execute this transfer, including German or EU merger control clearance, has been granted.

4.   REPRESENTATIONS AND WARRANTIES

     TICSA represents and warrants that as of the Effective Date the TICSA Shares exist, are fully paid in and are not encumbered with rights of third parties. Further TICSA warrants that the Company has not been engaged in any business activities prior to the date hereof, does not have any liabilities and has a net equity equal to its registered capital (after deduction of the formation costs in accordance with the Articles of Association). Otherwise all warranty claims are excluded insofar as permissible by law.

5.   MISCELLANEOUS

5.1 This Purchase Agreement has been executed in the English language version which shall be the authoritative version. This Purchase Agreement shall be construed in accordance with and governed by the laws of the Federal Republic of Germany.

5.2 The rights and obligations of SONERA and TICSA under this Purchase Agreement shall not be assigned or delegated to any party without the prior written consent of the respective other party hereto. Subject to the foregoing, this Purchase Agreement shall be binding upon the Parties and their respectively permitted successors and assignees.

5.3 The section headings contained in this Purchase Agreement are for convenience of reference only and shall not be deemed to be a part of this Purchase Agreement.

5.4 SONERA and TICSA hereby agree to take or cause to be taken such further actions, to issue and receive such legal declarations or cause to issue or receive such legal declarations, to execute, deliver and file or cause to be executed, delivered and filed such further documents and to obtain such consents as may be necessary or as may be reasonably requested in order to fully effect the purposes, terms and conditions of this Purchase Agreement.

5.5 This Purchase Agreement shall not be modified or amended except by an instrument in writing signed by all the Parties to be bound thereby provided, however, that no notarisation or other form is required.

5.6 If provisions of this Purchase Agreement are or become void or if gaps should occur, this shall not affect the validity and effectiveness of the other provisions of this Purchase Agreement in its entirety. In such a case, it shall be deemed that a provision has been agreed upon ab initio, which, in its economical and legal content reflects or comes closest to the one which is void, or, with regard to a gap, which would have been agreed by the Parties in a reasonable way and under consideration of the content of this entire Purchase Agreement. Independent hereof, the Parties in such case are obliged to immediately agree upon such a provision in the necessary form.

5.7 Any dispute arising under or in connection with this Purchase Agreement, including any question regarding the existence, validity or termination of this Purchase Agreement, shall be referred to and final resolved by arbitration. The arbitration proceedings shall be governed by the Rules of Arbitration attached as Exhibit 2 to the Shareholders' Agreement.

5.8 Each Party shall pay its own expenses incident to this Purchase Agreement and the transactions contemplated hereunder including all legal and accounting fees and disbursements. Notwithstanding the foregoing, the fees of the acting notary in connection with the notarisation of this Purchase Agreement and the declaration of acceptance shall be borne by SONERA.

                                                       Dated
                                                             -------------------






                            ARTICLES OF ASSOCIATION

                                       OF

                                 GROUP 3G GMBH

                                   SECTION 1
                       COMPANY NAME, SEAT, BUSINESS YEAR

I. The Company is a private limited company under German law; the name of the Company is:

                                 Group 3G GmbH

II.  Seat of the Company is Berlin.

III. The fiscal year begins on October 1 and ends on September 30 of the following year. The first business year is a short business year and ends on September 30, 2000.

IV.  The term of existence of the Company shall be perpetual.



                                   SECTION 2
                            PURPOSE OF THE COMPANY

I. The purpose of the Company shall be the setting up and the operation of a telecommunication network in Germany under the condition of the granting of a license thereto, as well as the rendering of telecommunication services in relation to the operation of the network and other businesses related thereto.

II. The Company may acquire shares in other businesses with the same or similar object: it may establish domestic and foreign branches and carry on any and all transactions which are deemed appropriate to further the Company's purpose.


                                   SECTION 3
                     NOMINAL CAPITAL, CAPITAL CONTRIBUTIONS

I.   The Company's nominal capital is EURO 25,000.00.

II.  The following shareholders hold a participation in the nominal capital:

     o   Telefonica InterContinental S.A., Madrid,     EURO 9,500.00
         Spain ("Ticsa")
                                                       EURO   500.00

                                                            EURO      4,300.00
                                                                     ---------
                                                  TOTAL     EURO     14,300.00

     o    Sonera 3G Holding B.V., Capelle aan               EURO      7,500.00
          den Ijssel, The Netherlands ("Sonera
          BV")

                                                            EURO      3,200.00
                                                                     ---------
                                                  TOTAL     EURO     10,700.00



                                   SECTION 4
                        MANAGING DIRECTORS AND AUTHORITY

I.   The Company shall have one or several Managing Directors (Geschaftsfuhrer).

II. If only one Managing Director has been appointed, he shall be the sole representative of the Company. If several Managing Directors have been appointed, the Company shall be represented by two Managing Directors or by one Managing Director together with an agent of the Company ("Prokurist"). Individual Managing Directors can be given sole power of representation in this case as well. The Company's advisory board can, either generally or in the individual case, exempt a Managing Director from the restrictions of
     Section 181 BGB (German Civil Code).

III. The Company's advisory board shall be responsible for the appointment and removal of Managing Directors as well as for concluding, amending, terminating and rescinding of employment contracts with the Managing Directors and for determining the remuneration of any Managing Directors. The appointment and/or removal as well as the determination of the remuneration of any Managing Director shall require prior approval by an advisory board resolution with a 75% majority vote.

IV. Advisory board members appointed by TICSA shall have the sole right to nominate candidates for the Managing Directors as long as TICSA maintains more than 30% of the registered share capital. The candidates nominated by TICSA shall be appointed subject to approval of the advisory board members appointed by the other shareholders, such approval not to be unreasonably withheld or delayed.

                                   SECTION 5

                         RIGHTS AND DUTIES OF MANAGERS

I. The rights and duties of Managing Directors arise out of the law, the Articles of Association, employment contracts and in some cases out of the standing rules to be passed by the shareholders' meeting.

II. The following management acts shall require prior approval by an advisory board resolution with a 75% majority vote:

     1.   the application for changes to the license;

     2. the sale by the Company in any given six-month period of any material assets (other than assets sold in the ordinary course of business) with an aggregate value exceeding EURO 500,000;

     3. the purchase of any asset or assets within any given six-month period which purchase (a) is not specified in the annual budget and (b) has an aggregate value exceeding EURO 1,500,000;

     4. the purchase of any asset which purchase (a) is specified in the annual budget and (b) has an aggregate value exceeding EURO 10 million;

     5.   the approval of each annual budget;

     6. the approval of the first business plan and any material revisions to the business plan. In particular, a revision of the business plan shall be deemed material in each case if it would require investments exceeding the then current annual budget by [10%];

     7. the establishment or acquisition by the Company of any subsidiaries not specified in the business plan;

     8.   the formation of a strategic alliance by the Company;

     9. the issuing and withdrawing of commercial powers of attorney ("Prokuren und Handlungsvollmachten").

III. The following management acts shall require prior approval by an advisory board resolution with a 90% majority vote:

     1. any borrowing or other incurrence of indebtedness which exceeds in the aggregate in any given calendar year of EURO 5 million, provided that such borrowing or other indebtedness was not specified in the annual budget;

     2. a pledge of security of any equity interest of the Company, any company asset or assets to secure any borrowing which exceeds in the aggregate in any given calendar year EURO 5 million provided that such pledge or security was not contemplated in the annual budget;

     3.   any transaction or series of transactions with (i) any shareholder or
          (ii) an affiliate of any shareholder, when the aggregate value of such transactions during any given six-month period exceeds EURO 100,000 and if not specified in the business plan or the annual budget;

     4. other than in accordance with any duly approved business plan, the issuance by the Company of convertible bonds, bonds or other securities or instruments with preemptive rights to acquire shares in the Company, options, warranties or other instruments convertible into equity.

                                   SECTION 6

                            SHAREHOLDER RESOLUTIONS

I. Shareholder resolutions shall be made in the shareholders' meeting pursuant to section 9 of these Articles of Association or pursuant to para. II of this section.

II. All shareholder resolutions required by these Articles of Association or by law, with the exception of resolutions and amendments to these Articles of Association listed in section 6 para.III no.2 below, can be made upon request of the chairperson of the advisory board in writing, by telex, telegram or by facsimile as long as no shareholder objects. The chairperson shall prepare a record of such resolutions and send it to the shareholders. The record shall be deemed as approved if no written objection is received by the chairperson within two weeks after receipt of the record.

III. Shareholder resolutions on the following matters require a majority of at least 75% of the votes cast:

     1.   any changes to the Articles of Association of the Company;

     2.   any changes to the name of the Company;

     3.   the Company's transformation, merger, consolidation, or division.

IV. Shareholders' resolutions on the following matters require a majority of at least 90% of the votes cast:

     1.   any increase or decrease of the registered capital of the Company;

     2.   liquidation or winding-up of the Company; or

     3.   the appointment of the audit of the Company.

V.   Each Euro 50.00 of a share shall grant one vote.

VI. Shareholder resolutions can only be challenged by filing suit or initiating proceedings before the agreed upon arbitration court within four weeks. In cases of resolutions of a shareholders' meeting, the time period is measured as of the date of the resolution; in cases of para. II, the time period is measured as of the date upon which the record of the resolution is entered.



                                   SECTION 7

                             SHAREHOLDERS' MEETING

I.   Convening of meetings and formalities

     1. The ordinary shareholders' meeting is held once a year, if possible within the first eight months after the end of the fiscal year or within a shorter time period set by statute. The Managing Director shall convene the meeting. All shareholders shall be invited in writing to the meeting. The invitations shall be made within a two-week time period with simultaneous notification of the meeting location, time of day, and agenda. The date of sending shall be determinative for the timeliness of the invitations if prior notification has been made by telefax, otherwise the receipt of the invitation shall be determinative. If all shareholders consent, these formal requirements can be waived. All advisory board members shall be informed of the complete invitation at the same time and in the same manner.

     2. An extraordinary shareholders' meeting shall be convened if a shareholders' resolution is necessary, if the meeting is being convened for some other reason that is in the interest of the Company; or if so requested by a shareholder. The meeting shall be convened by the chairperson of the advisory board. The remaining rules concerning the convening and holding of an ordinary shareholders' meeting shall apply accordingly.

     3. If the chairperson of the advisory board does not pursue a shareholders' application for convening a shareholders' meeting within one month of receipt of such application, then the shareholder requesting the meeting shall be entitled to convene the shareholders' meeting itself, provided that it holds at least 10% of the registered share capital. In such a case, no. 1 sentences 3 through 7 shall apply accordingly. If more than one shareholder have requested the meeting, the preceding sentences of this subpara. 3 shall apply, provided that these shareholders hold together at least 10% of the registered share capital.

     4. Every shareholder is entitled to a proxy in the shareholders' meeting by an officer or a member of the body or by an officer or member of the body of one of its shareholders, another shareholder or by a person bound by law to professional confidentiality. Where the proxy is not a member of the body of a shareholder, he or she must present a written power of attorney prior to the start of the shareholders' meeting which shall be entered into the record.

     5. The chairperson of the advisory board shall preside over the shareholders' meeting. In the event the chairperson is prevented from doing so, the vice chairperson shall preside over the shareholders' meeting.

     6. Minutes shall be kept of the shareholders' meeting and the resolutions passed therein. The minutes shall be signed by the chairperson and shall be provided to all shareholders without delay. The minutes shall be deemed approved if within two weeks no written objections are received by the chairperson.

     7. Shareholders' meetings shall be held at the seat of the Company in its business offices insofar as the shareholders have not unanimously decided otherwise in the individual case.

II.  Quorum

     1. The shareholders' meeting shall only have a quorum if 75% of the available votes are present or are represented by proxy.

     2. If the meeting was not properly convened, resolutions can only be adopted if the shareholders affected by the improper procedures are present or represented by proxy and do not object to the resolution.


III. Competence

     1. The shareholders' meeting shall be competent for passing resolutions concerning all matters assigned to it by law or by these Articles of Association.

     2. The ordinary shareholders' meetings shall pass resolutions concerning in particular:

          a.   determination of the annual statement of accounts,

          b.   use and distribution of annual net earnings,

          c.   exoneration (Entlastung) of management and the advisory board,

          d.   appointment of the auditor.


                                   SECTION 8

                                 ADVISORY BOARD

I.   Appointment of the Advisory Board

     1.   The Company shall have an advisory board consisting of four members.

     2. The members of the advisory board shall be appointed and removed by the shareholders. A participation of 25% of the registered share capital shall entitle to appoint one member and a substitute member to the advisory board. Shareholders can jointly appoint one member if their shares amount to 25% of the registered share capital in total. Resolutions of the supervisory board shall be adopted according to the participation percentage of the shareholder who has appointed the advisory board member or the replacement member or proxy respectively.

     3.   a.   Shareholders entitled to appoint a member to the advisory board shall also be entitled at any time to remove a member whom they have appointed.

          b. Members of the advisory board shall be appointed for a term of three years. They can be reappointed. However, their term shall not end prior to a new appointment or a reappointment. If a member of the advisory board is prematurely removed, or if he resigns from the advisory board, the appointing shareholder or group of shareholders shall be entitled to appoint a new member of the advisory board and must appoint such member without delay.

     4.   A person cannot be a member of the advisory board if:

          a.   he is a Managing Director or employee of the Company;

          b. he is an organ or employee of an enterprise in which the Company holds a substantial number of shares; such a substantial participation shall be assumed where the Company holds -- directly or indirectly -- more than a one-quarter interest.

     5. The regulations of the advisory board members apply accordingly to the replacement members.

II.  Organization of the Advisory Board

     1. The advisory board shall have a chairman and a vice chairman each of whom shall be appointed by the advisory board for a term of three years.

     2.   The advisory board shall meet at least three times each fiscal year.

     3. The advisory board shall adopt resolutions in meetings to be called by the chairman or, in the event he is prevented therefrom, by the vice chairman, together with the agenda and other written documents that might be important for the resolution. An invitation period of fourteen days shall be observed. The Managing Directors are obligated to attend the meetings and to provide all requested information; however, they do not have an own right of attendance.

     4. Each member of the advisory board or management can upon stating the purpose and the reason request the advisory board chairman to call an immediate meeting of the advisory board. The meeting shall take place within two weeks after the meeting has been called.

     5. The advisory board shall have a quorum if its members have been duly invited and if all members are present or represented. If an advisory board member is absent or is not represented by his replacement member, he can authorize in writing another member of the advisory board to cast his vote. In all other aspects, Section 7 para. II no. 2 applies accordingly.

     6.   The advisory board adopts its resolutions with a majority of 75%.

     7. If no member of the advisory board objects, the chairman can order that votes can be cast in writing, by telex, by telegraph, by fax or by telephone. The provision in the aforementioned no. 6 also applies to the adoption of a resolution in the procedure pursuant to no. 7.

     8. Legally relevant manifestations of the advisory board's intent shall be given by the chairman or, in the event he is prevented therefrom, by his proxy.

     9. Minutes shall be made of the advisory board meetings and of the resolutions adopted during those meetings. The minutes shall be signed by the chairman and shall be immediately sent to all advisory board members.

     10. The advisory board shall be entitled to adopt its own procedural rules.

     11. The advisory board members shall be reimbursed for their travel expenses and other expenses they may have in connection with attending the advisory board meeting. Otherwise, the members shall receive no remuneration for their activities as an advisory board member.

     12. The provisions of the Stock Corporation Act (Aktiengesetz) shall not apply to the advisory board.

III.  TASKS OF THE ADVISORY BOARD

     1. The advisory board shall advise the Company's management. It shall especially be entitled to inspect and examine the books and documents of the Company at any time as well as the assets, namely the accounts of the Company, the cash of the Company and the inventory of securities and goods. It can also commission individual advisory board members or, for certain tasks, special experts. Irrespective of the aforementioned possibility of information, the management shall provide a written report to the advisory board by the end of each month regarding the development of the Company, the form of which shall be determined by the advisory board.

     2. In addition, the advisory board shall have the tasks assigned to it in these Articles of Association.

     3. Actions of management vis-a-vis third parties and the conducting of the day-to-day business shall not be an advisory board task as long as these are not expressly assigned to it by these Articles of Association. However, the advisory board shall be competent to rule on disputes between the Managing Directors.

     4. The chairperson of the advisory board shall convene an extraordinary shareholders' meeting if the welfare of the Company so requires.

     5. Vis-a-vis the Managing Directors, the advisory board shall represent the Company in and out of court.

     6. The advisory board shall be entitled to supplement or amend the list of the transactions requiring approval pursuant to Section 5.


                                   SECTION 9

                                ANNUAL ACCOUNTS

I. Within three months from the end of the fiscal year, management shall prepare a balance sheet with a profit and loss statement for the prior fiscal year as well as a status report. The balance sheet shall be presented to the accounts auditor for auditing within a time period that is reasonable under accepted business practices.

II. Immediately upon completion of the annual balance sheet and the auditors' report, the Managing Directors shall provide these -- together with management's recommendation for use of the profits -- to the shareholders for resolution.

III. For the annual accounts, the preparation and assessment of the annual balance sheet shall be made in accordance with generally accepted accounting principles and under consideration of tax law regulations.

     If and to the extent that, based on an audit by the tax authorities, changes must be made to the annual balance sheet, these shall be binding when the corresponding tax rulings become effective.

IV. The annual balance sheet shall be affirmed by the shareholders' meeting. The same applies for changed or corrected annual accounts.

                                   SECTION 10

                                  NET PROFITS

The use of net profits shall be determined by the shareholders' meeting according to its discretion. Profits shall only be distributed when and to the extent that they are not needed to pay off losses carried over from prior fiscal years.

                                   SECTION 11

                   TRANSFER AND ENCUMBRANCE OF CAPITAL SHARES

I. The transfer and encumbrance (e.g., pledge, chattel mortgage, creation of a usufruct) of a capital share or part thereof, shall require the prior written consent of shareholders who together hold at least 75% of the capital shares. The same shall apply for corresponding transactions incurring legal obligations.

II. No shareholder shall be entitled to grant a sub-participation, a silent participation or similar participation rights to third parties without prior written consent of the shareholders who together hold at least [75]% of the capital shares. Financial participations which do not carry a corporate or contractual influence can be agreed to -- also in the above mentioned forms -- without consent. However, the relevant shareholder shall inform the other shareholders of this in advance.

III. A shareholder can transfer its capital share to an enterprise affiliated with it within the meaning of the Stock Corporation Act (whereby a 50% participation qualifies as being majority owned) without the consent of the other shareholders, provided that:

     a. The shareholder making the transfer has proven to the other shareholders, at least one month prior to the execution of the transfer and by presenting suitable documents, that the other enterprise is affiliated with it within the meaning of the Stock Corporation Act, and

     b. at the same time, the shareholder making the transfer provides the other shareholders with a commitment to either reacquire or transfer the capital share to another affiliated enterprise within the meaning of the Stock Corporation Act upon relinquishment of the majority, dependency or dominating relationship, and

     c. the shareholder making the transfer obligates itself vis-a-vis the other shareholders to timely meet all financial obligations of its affiliated enterprise.

IV. For all transfers and encumbrances including the exercise of preemptive rights pursuant to Section 12 and the acquisition of shares pursuant to
     Section 13 para. IV, the shareholders'
     identity, the assumption of obligations of the departing shareholder under these Articles of Association and the entering into the arbitration agreement must be guaranteed pursuant to Section 10 para. III.


                                   SECTION 12
                               PREEMPTIVE RIGHTS

Capital shares may not be sold during the period up to the later of (i) two years from the date of award of the UMTS/IMT 2000 3G license to the Company's subsidiary or (ii) one year from the clearly identifiable date of commercial launch of telecommunication services by subsidiaries of the Company (the "Start-Up Period"), except the case of a sale to an affiliated enterprise as more closely described in Section 11 para. 3. In all cases where a shareholder sells shares after this point of time, except for such a sale to an affiliated enterprise as more closely described in Section 11 para. 3, the other shareholders shall have a preemptive right according to the following provisions and proportionate to the interest they hold:

1. If a shareholder wishes to sell its interest in whole or in part, it must first offer the shares to the other shareholders for purchase in proportion to their interests and at a price which is acceptable to the selling shareholder. If all of the shareholders do not wish to buy up the shares at the terms offered, the shareholder(s) prepared to purchase shall have the right to accept the offer as agreed upon between them within two months; if they do not exercise this right, the selling shareholder has the right to accept or reject the offers of the individual shareholders to purchase portions of the interest, at its discretion. If the shareholders do not accept the offer in the manner prescribed in this paragraph within two months, the selling shareholder can offer the interest to third parties.

2. If the selling shareholder has found a buyer, it shall notify the other shareholders in writing of the intended buyer and purchase price and send them the entire purchase contract.

3. The other shareholders have the right to acquire the interest up for sale in proportion to their interest and at the price envisaged in the purchase contract within a time period of two months after receiving notification. If they do not exercise this right (whereby they may only exercise this right in whole or with the approval of the selling partner in part), the selling partner is entitled, subject to no. 5, to sell its interest. Approval pursuant to Section 11 para. 1 shall be deemed as granted.

4. If a shareholder does not receive the necessary cartel law permission to exercise its purchase right under no. 1 or its preemptive right under no. 3, then it is obligated to transfer its purchase right or its preemptive right to the other shareholders proportionate


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     to their interests and, in the event they do not accept the transfer, the shareholder has the right to transfer its purchase right or preemptive right to a third party.

5. To the extent that shareholders do not exercise or transfer their preemptive rights under para. 1 nos. 3 and 4, it shall accrue to the remaining shareholders. They must exercise their preemptive right within a period of one month after expiration of the time period pursuant to para. 1 no. 3 or after written notification of the other shareholders that they are waiving their preemptive right, whereby in this case it must also be ensured that the interest up for sale will be taken over in full, unless the selling shareholder agrees to a partial sale. After expiration of this one-month period, the selling shareholder is entitled to sell the interest provided that the sale is made to the buyer stipulated in the notification (para. 1 no. 2) and at the price stipulated therein. The approval pursuant to Section 11 para. 1 shall be deemed granted. Sentences 1 and 2 shall also apply in case of para. 1 no. 1.


6. Should the interest be acquired by a third party, then the selling shareholder must ensure that the third party assumes all rights and duties under corporate law that arise out of these Articles of Association and other contracts.



                                   SECTION 13

                          REDEMPTION OF CAPITAL SHARES

I. The shareholders can redeem the capital shares of a shareholder if the latter consents to this.

II. The shareholders can pass on the redemption of a shareholder's capital shares without the affected shareholder being allowed to vote on this;

     1. if official insolvency proceedings have been initiated with respect to his assets when the insolvency order becomes non-appealable;

     2. if an insolvency proceeding has been petitioned for with respect to his assets and denied due to insufficient assets when the order of denial becomes non-appealable;

     3. if a shareholder has filed an insolvency plan with the competent insolvency court;

     4. if its capital shares have been attached and the attachment has not been lifted within a period of six weeks;


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     5.   if the dissolution of a shareholder has been resolved;

     6. if a shareholder has transferred shares to an affiliated enterprise ("transferee") pursuant to section 11 para. 3 and fails to comply with its obligation under section 11 para. 3 b) to either reacquire or transfer the capital shares to another affiliated enterprise within the meaning of the Stock Corporation Act upon relinquishment of the majority, dependency or dominating relationship within 20 business after receipt of a request by another shareholder to so reacquire or transfer the shares, in which case the capital shares hold by the transferee shall be redeemed;

     7 if a shareholder or an enterprise affiliated with it within the meaning of the Stock Corporation Act (whereby a 50% participation qualifies as being majority owned) is likely to cause the Company's subsidiary not to be admitted to the auction for the award of licenses for UMTS/IMT-2000 3G in Germany ("Auction") or to be disqualified from the Auction or to cause the German Regulatory Authority for Telecommunications and Posts ("RegTP") not to grant to the Company's subsidiary a license for UMTS/IMT-2000 3G in Germany ("license");

     8. if RegTP informs the Company that it will withdraw the license granted to the Company if a shareholder does not cease to be a shareholder of the Company or an enterprise affiliated with a shareholder within the meaning of the Stock Corporation Act (whereby a 50% participation qualifies as being majority owned) does not cease to be an enterprise affiliated with such shareholder within the foregoing meaning;

          or

     9. if there is a justifiable reason for excluding the shareholder, in particular if it persistently and severely violates its shareholder duties (e.g., the duties arising out of shareholder or advisory board resolutions) and fails to discontinue the violation with a period of six weeks after receiving written warning.

III. The shareholder resolution regarding the redemption of capital shares must be made with an 90% majority of the votes. The affected shareholder has no voting rights.

IV. Instead of redeeming the shares, the shareholders' meeting can with an 90% majority vote decide that all or part of the capital shares be acquired by the Company under consideration of section 33 GmbHG or that they be transferred to the remaining shareholders proportionate to their respective interest or to one or several acquirers to be named by the Company. The affected shareholder has no voting right in this matter.


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V.    In the case of termination, redemption shall become effective upon the date notification of termination was given. Otherwise it shall become effective upon the date to be determined in the resolution on redemption order.

VI. The shareholders' meeting shall remain entitled to exercise its right of redemption if it has first requested an assignment of the capital shares and the affected shareholder refuses to do this.

VII. The redemption order shall become effective retroactively as of the day the resolution was made if the affected shareholder has been notified of the redemption order and the grounds upon which it is based by the shareholders who voted for redemption, unless the affected shareholder timely filed a petition to establish that the redemption is not effective. In this case, the order shall become effective retroactively as of the date a court decision affirming this order becomes non-appealable.

VIII. The affected shareholder whose capital shares have been redeemed or pursuant to para. IV have been transferred to the Company or to the remaining shareholders or to a portion of the remaining shareholders shall receive a settlement to be calculated pursuant to Section 14.


                                   SECTION 14

                          VALUATION OF CAPITAL SHARES

I.   In all cases in which a shareholder withdraws from the Company pursuant to
     Section 13, it shall receive a settlement for the capital shares redeemed. The settlement shall correspond to the "Buchkapital" proportionate to its capital share. The Buchkapital is made up of the nominal capital plus surplus reserves (Rucklagen) plus net earnings (Bilanzgewinn) -- to the extent that profits have not yet been paid out -- minus net losses as of the end of the last fiscal year before the withdrawal of the shareholder.


II. The settlement shall be due and payable within six months after the shares have been redeemed.

                                   SECTION 15

                                FINAL PROVISIONS

I. Publications concerning the Company shall be made in the Federal Gazette (Bundesanzeiger).


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II.  All agreements among the shareholders and with the shareholders that affect the Company relationship must be made in writing, to the extent the law does not require notarization.

III. Should the individual provision of these Articles of Association be invalid or become invalid, the Articles of Association shall otherwise remain valid. In this case, the invalid provision shall be construed or supplemented such that the economic purpose intended by the provision is achieved.

IV. Disputes concerning the validity of this contract and its interpretation, as well as concerning the arbitration agreement itself, shall be decided by a court of arbitration and precluding general jurisdiction of the courts on the basis of a separate arbitration agreement pursuant to German law.

V. All costs associated with these Articles of Association and their execution shall be borne by the Company.


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